MANAGEMENT'S REPORT

     Management is responsible for the preparation of the accompanying consolidated financial statements of Breakwater Resources Ltd. (the "Company") and all of the information contained in the Annual Report. The consolidated financial statements have been prepared in conformity with Canadian generally accepted accounting principles and management believes that they present fairly the Company's consolidated financial position, results of operations and cash flows. The integrity of the information presented in the financial statements, including estimates and judgments relating to matters not concluded by fiscal year end, is the responsibility of management. To fulfill this responsibility, the Company maintains a system of internal accounting controls designed to provide reasonable assurance that the Company's assets are protected and that events and transactions are properly recorded as they occur. This system of internal control includes organizational arrangement with clearly defined lines of responsibility. Deloitte & Touche LLP, the independent auditors appointed by the shareholders to audit the consolidated financial statements, have full and unrestricted access to the Audit Committee to discuss their audit and their related findings as to the integrity of the financial reporting process. During the course of their audit, Deloitte & Touche LLP reviewed the Company's system of internal control to the extent necessary to render their opinion on the consolidated financial statements.
     The board of directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The board is assisted in exercising its responsibilities through the Audit Committee, which is composed of three unrelated directors.
     The Audit Committee meets periodically with management and the independent auditors to satisfy itself that management's responsibilities are properly discharged, to review the consolidated financial statements and to recommend approval of the consolidated financial statements to the Board.



GEORGE E. PIRIE                  RICHARD R. GODFREY

President and                    Vice President, Finance and
Chief Executive Officer          Chief Financial Officer

--------------------------------------------------------------------------------
AUDITORS' REPORT


             Report of Independent Registered Chartered Accountants

     TO THE SHAREHOLDERS OF BREAKWATER RESOURCES LTD.

     We have audited the consolidated balance sheets of Breakwater Resources Ltd. as at December 31, 2005 and 2004 and the consolidated statements of operations and deficit and of cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in accordance with Canadian generally accepted accounting principles.

     The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion.

Chartered Accountants
Toronto, Canada

March 2, 2006

     COMMENTS BY AUDITOR ON CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCE The standards of the Public Company Accounting Oversight Board (United
States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company's financial statements, such as the changes described in Note 1 to the consolidated financial statements. Our report to the Shareholders, dated March 2, 2006, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when such changes are properly accounted for and adequately disclosed in the financial statements.


Chartered Accountants
Toronto, Canada

March 2, 2006

BREAKWATER RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
As at  December 31, 2005 and December 31, 2004
(Expressed in thousands of Canadian dollars)

-----------------------------------------------------------------------------------------------------------
                                                                                    2005             2004
===========================================================================================================
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                    $     18,749    $     12,667
Restricted cash (note 3)                                                            3,929           3,391
Short-term investments (note 4)                                                     2,523           2,633
Accounts receivable - concentrate                                                   3,027           6,622
Other receivables                                                                   9,369           6,488
Concentrate inventory                                                              47,501          56,215
Materials and supplies inventory                                                   21,388          23,863
Prepaid expenses and other current assets                                           3,934           5,022
Future income tax assets (note 14)                                                  6,517               -
-----------------------------------------------------------------------------------------------------------
                                                                                  116,937         116,901
DEFERRED FINANCING FEES (notes 8 and  9)                                              344               -
RECLAMATION DEPOSITS (note 5)                                                       6,808             100
MINERAL PROPERTIES AND FIXED ASSETS (note 6)                                      165,168         153,073
LONG-TERM INVESTMENT (note 7)                                                       5,615           5,615
RESTRICTED PROMISSORY NOTE (note 10)                                               62,285          11,785
-----------------------------------------------------------------------------------------------------------
                                                                             $    357,157    $    287,474
===========================================================================================================
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                     $     32,797    $     35,558
Provisional payments for concentrate inventory shipped and not priced              14,807          22,962
Short-term debt including current portion of long-term debt (note 8)               14,585             256
Income and mining taxes payable                                                       164             441
Current portion of reclamation, closure cost accruals and other
environmental obligations (note 11)                                                10,165          21,081
-----------------------------------------------------------------------------------------------------------
                                                                                   72,518          80,298
DEFERRED INCOME (note 10)                                                           6,888           1,848
LONG-TERM LEASE OBLIGATIONS (notes 6 and 20)                                          984               -
ROYALTY OBLIGATION (note 10)                                                       62,479          11,696
LONG-TERM DEBT (note 9)                                                             4,143           1,424
RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL
  OBLIGATIONS (note 11)                                                            40,099          42,673
EMPLOYEE FUTURE BENEFITS (note 12)                                                  5,379           6,446
FUTURE INCOMETAX LIABILITIES (note 14)                                              1,921           1,681
-----------------------------------------------------------------------------------------------------------
                                                                                  194,411         146,066
-----------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Capital stock (notes 2 and 13)                                                    335,512         326,403
Warrants (notes 2 and 13)                                                           8,561           8,561
Contributed surplus (note 13(j))                                                    3,300           3,120
Deficit                                                                         (172,928)       (187,667)
Cumulative translation adjustments                                               (11,699)         (9,009)
-----------------------------------------------------------------------------------------------------------
                                                                                 162,746         141,408
-----------------------------------------------------------------------------------------------------------
                                                                             $   357,157     $   287,474
===========================================================================================================

The accompanying notes form an integral part of these consolidated financial statements.

Approved by the Board of Directors

/s/ Garth A.C. MacRae

DIRECTOR                    DIRECTOR

                                       3

BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the Years Ended December 31, 2005, 2004 and 2003
(Expressed in thousands of Canadian dollars except share and per share amounts)

------------------------------------------------------------------------------------------------------------

                                                                      2005           2004            2003
============================================================================================================

Gross sales revenue                                           $     312,965  $     240,299   $     207,591
Treatment and marketing costs                                       105,391         81,856          83,581
------------------------------------------------------------------------------------------------------------
Net revenue                                                         207,574        158,443         124,010
------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                              144,297        101,922         103,239
Depreciation and depletion                                           23,229         25,896          25,964
Reclamation and closure costs                                        12,093          4,896           3,619
------------------------------------------------------------------------------------------------------------
                                                                    179,619        132,714         132,822
------------------------------------------------------------------------------------------------------------
CONTRIBUTION (LOSS) FROM MINING ACTIVITIES                           27,955         25,729          (8,812)
------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                            8,666          9,559           5,087
Stock-based compensation                                                809          1,253             274
Interest and financing                                                1,284            509           3,321
Investment and other income                                          (2,595)          (843)           (405)
Loss on gold loan (note 8)                                            1,787              -                -
Foreign exchange (gain) loss on US dollar denominated debt            (492)            431         (11,578)
Other foreign exchange loss (gain)                                      294          1,809            (206)
------------------------------------------------------------------------------------------------------------
                                                                      9,753         12,718          (3,507)
------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE THE FOLLOWING:                                18,202         13,011          (5,305)
------------------------------------------------------------------------------------------------------------

Exploration costs                                                       535              -               -
Write-down of mineral properties and fixed assets (note 6)              879          1,178             279
Other non-producing property costs (income) (note 6)                  9,035          8,638          (5,394)
Income and mining (recovery) tax provision (note 14)                 (6,986)           571            (841)
------------------------------------------------------------------------------------------------------------
                                                                      3,463         10,387          (5,956)
------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                         14,739          2,624             651
DEFICIT - BEGINNING OF YEAR                                        (187,667)      (190,291)       (190,942)
============================================================================================================
DEFICIT - END OF YEAR                                         $    (172,928) $    (187,667)  $    (190,291)
------------------------------------------------------------------------------------------------------------
BASIC EARNINGS  PER COMMON SHARE (note  23)                   $        0.04  $        0.01   $         0.00
============================================================================================================
DILUTED EARNINGS PER COMMON SHARE (note 23)                   $        0.04  $        0.01   $         0.00
============================================================================================================
BASIC WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING (note 23)                                           369,190,000    353,508,000     211,411,000
============================================================================================================

The accompanying notes form an integral part of these consolidated financial statements.

                                                   4

BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003
(Expressed in thousands of Canadian dollars)

=================================================================================================================================
                                                                                             2005            2004          2003
=================================================================================================================================
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net earnings                                                                         $     14,739   $       2,624  $        651
---------------------------------------------------------------------------------------------------------------------------------

Non-cash items:
     Depreciation and depletion                                                            23,229          25,896        25,964
     Gain on sale of investment                                                              (851)              -             -
     Gain on sale of property (note 6(i))                                                       -               -       (10,336)
     Write-down of mineral properties and fixed assets (note 6)                               879           1,178           279
     Unrealized loss on gold loan                                                           1,656               -             -
     Foreign exchange gain on US dollar denominated loans                                    (447)              -        (3,712)
     Other non-cash items                                                                      (9)           (133)         (761)
     Stock-based compensation (note 13(j))                                                    809           1,253           274
     Deferred income                                                                          (56)              -         1,340
     Future income taxes (note 14)                                                         (6,277)          1,909        (1,050)
     Reclamation closure cost accruals and other environmental obligations                 12,093           4,764         2,787
     Employee future benefits (note 12)                                                     1,773             553             -
---------------------------------------------------------------------------------------------------------------------------------
                                                                                           32,799          35,420        14,785
---------------------------------------------------------------------------------------------------------------------------------
Payment of reclamation, closure cost accruals and other environmental obligations         (25,162)         (7,879)         (728)
Payment of employee future benefits (note 12)                                              (2,840)           (968)            -
Changes in non-cash working capital items (note 22)                                         2,486          (5,045)        3,179
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  22,022          24,152        17,887
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
     Increase in restricted cash (note 3)                                                   (538)          (3,036)         (355)
     Proceeds from sale of royalty interest (note 10)                                      50,500          12,204             -
     Issue of common shares for cash (note 13)                                              8,480          30,407        29,316
     Issue of warrants for cash (note 13)                                                       -           7,211             -
     Deferred Financing fees                                                                (344)               -             -
     Deferred income                                                                        5,096               -             -
     Increase (decrease) in short-term debt                                                11,874         (10,059)      (18,711)
     Increase (decrease) in long-term debt                                                  3,964         (14,095)      (29,821)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                        79,032          22,632       (19,571)
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
     Funds advanced on promissory note (note 10)                                         (50,500)         (11,785)            -
     Reclamation deposits                                                                 (6,708)               -         1,287
     Acquisition of Boliden Westmin (Canada) Limited, net of cash acquired (note 2)            -             (886)            -
     Mineral properties and fixed assets                                                 (37,978)         (27,689)      (10,621)
     Proceeds from sale of mineral properties                                                 214             210        10,616
---------------------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                                       (94,972)        (40,150)        1,282
---------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                                                 6,082           6,634          (402)
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                        $     12,667   $       6,033  $      6,435
=================================================================================================================================
CASH AND CASH EQUIVALENTS - END OF YEAR                                              $     18,749   $      12,667  $      6,033
---------------------------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information
Cash paid for:
     Interest                                                                        $        437   $         436  $      2,681
     Income and mining taxes                                                         $        634   $         358  $        339

The accompanying notes form an integral part of these consolidated financial statements.

                                                                     5

     (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP").

     PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of the Company and all of its subsidiaries all of which are controlled through the ownership of majority voting interests. All inter-company accounts and transactions have been eliminated on consolidation.

     REVENUE RECOGNITION AND RECEIVABLES
     Revenue is recognized following the transfer of title and risk of metal concentrate and the determination of the final settlement price in accordance with the contractual arrangements with customers. Title is transferred on payment by the customer of provisional invoices or in some instances on receipt of the metal concentrate. Risk is transferred either when the metal concentrate is delivered to the discharge port or to the load port depending on the terms of the contract. Under a delivered ex-ship term, risk passes when the concentrate is delivered to the discharge (destination) port. Under a cost, insurance and freight term, risk passes when the concentrate is delivered to the load (departure) port. Generally, the final settlement price is computed with reference to the average quoted metal prices for a specified period of time, normally one to three months subsequent to shipment to the customer. Concentrate sales and receivables are subject to adjustment on final determination of weights and assays. Provisional payments made by customers upon receipt of shipments of metal concentrate are classified as current liabilities captioned as "Provisional payments for concentrate inventory shipped and not priced".

By-products such as gold and silver are often contained within concentrate ships to customers and revenue from these by-products is recognized when all of the above revenue criteria are meant and when the corresponding major metal is recognized in revenue.

     CASH AND CASH EQUIVALENTS
     Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less. The Company invests cash in term deposits maintained in high credit quality institutions.

     CONCENTRATE INVENTORY
     Concentrate inventory is valued at the lower of cost and net realizable value. Cost represents the average cost and includes direct labour and material costs, mine site overhead, depreciation and depletion.

     MATERIALS AND SUPPLIES INVENTORY
     Materials and supplies inventory is valued at the lower of average cost and replacement cost.

     SHORT-TERM INVESTMENTS
     Short-term investments are carried at the lower of cost and quoted market value.

     LONG-TERM INVESTMENT
     Long-term investment is valued at cost, net of any other than temporary impairment in value.

     EMPLOYEE FUTURE BENEFITS
     The employee future benefits plan relates only to the employees at the Myra Falls mine.
     The actuarial determination of the accrued benefit obligations for pensions and other retirement benefits uses the projected benefit method prorated on service (which incorporates management's best estimate of the expected future return of plan assets, cost escalations, retirement ages of employees and other actuarial factors).
     For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.
     Actuarial gains (losses) arise from the difference between actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period, or from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net accumulated actuarial gain (loss) over 10 percent of the greater of the benefit obligation and the fair value of plan assets is amortized over the lesser of the average remaining service period of active employees or to the date that Myra Falls mine operations are assumed to cease, December 31, 2011. The average remaining service period of the active employees covered by all plans is 10 years.
     Past service costs arising from plan amendments are deferred and amortized on a straight-line basis over the lesser of the average remaining service period of employees active at the date of amendment or to the date that mine operations are assumed to cease, December 31, 2011.

     MINERAL PROPERTIES AND FIXED ASSETS
     The Company records its interest in mineral properties at cost and defers exploration and development expenditures. When the properties are brought into commercial production, the deferred costs are amortized on a unit-of-production basis using current reserve estimates. Costs associated with exploration properties are deferred, on a project basis, until the economic viability of the project is determined.
     If the properties are abandoned, the cost of the mineral property and any related deferred expenditures are expensed as a write-down of mineral properties and fixed assets at that time. Administrative costs are expensed as incurred.
     The carrying values of producing mineral properties, including properties placed on a care and maintenance basis (see notes 6(b), 6(d), 6(f), 6(g) and 6(h)) and related deferred expenditures are reviewed regularly to determine if there is any impairment in the carrying value. An impairment loss would be recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value which would be determined based on the present value of expected future cash flows. Estimated future net cash flows, on an undiscounted basis, are calculated for each property using: estimated recoverable reserves; estimated future metal price realization (considering historical and current prices, price trends and related factors); and, operating, capital and other cash flows. Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur which may affect the recoverability of the carrying value of mineral properties.
     The carrying values of non-producing mineral properties and related deferred expenditures represent unamortized net costs incurred to date and do not necessarily reflect present or future values. The recoverability of these amounts is dependent upon the existence of economically recoverable reserves, upon the Company's ability to obtain the necessary financing to complete development and upon future profitable production. The company reviews these investments, in accordance with the requirements of EIC 126 - "Accounting by mining enterprises for exploration costs".
     Fixed assets are stated at cost. Fixed assets are depreciated over their useful lives. In calculating depreciation, the Company employs the straight-line method and the unit-of-production method. Principally, the rates of depreciation being applied using the straight-line method are intended to fully depreciate the related fixed assets over periods from 2 to 12 years.
     In accordance with EIC 152 - "Mining Assets - Impairment and Business Combinations" the Company includes value beyond proven and probable reserves in its estimate of future cash flows when testing for impairment and determining fair value.

     ASSET RETIREMENT OBLIGATIONS AND ASSET RETIREMENT COSTS
     The Company provides for the fair value of liabilities for asset retirement obligations in the year in which they are incurred. A corresponding increase in the carrying amount of the related asset is generally recorded and then depreciated over the life of the asset. Over time, the liability is accreted to its present value each year, and the capitalized cost is amortized over the useful life of the related asset.
     Asset retirement obligations are provided for obligations that are required to be settled as a result of an existing law, regulation or contract related to asset retirements.
     Collateral on deposit with third parties to fund reclamation costs is included in Reclamation Deposits and Restricted Cash on the balance sheet.

     TRANSLATION OF FOREIGN CURRENCIES
     DOMESTIC AND FOREIGN OPERATIONS
     The Company reports its financial statements in Canadian dollars, while the currency of measurement for the Company's operations varies depending upon location.
     The currency of measurement for the Company's operations domiciled in Canada is the Canadian dollar, while the currency of measurement for the Company's foreign operations is the US dollar, since all of the Company's revenue, and a substantial portion of its expenses relating to the foreign operations, are in US dollars. US dollar amounts for the Company's foreign operations are translated into Canadian dollars for reporting purposes using the current rate method. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date, revenues and expenses are translated at average rates for the year, and the resulting gains and losses are accumulated in a separate component of shareholders' equity, described in the consolidated balance sheet as cumulative translation adjustments.
     As indicated above, the currency of measurement for the Company's foreign operations, including those in Honduras, Chile and Tunisia, is the US dollar. In each of these operations, the temporal method is used to translate local currency amounts into US dollars. Under the temporal method, all non-monetary items and the related income statement amounts are translated at the historical rates. Monetary assets and liabilities are translated at actual exchange rates in effect at the balance sheet date, while revenues and expenses other than depreciation and depletion of capital assets are translated at the average rate of exchange for the year, and gains and losses on translation are reflected in income for the year.
     Monetary assets and liabilities of the Company's domestic operations in Canada, denominated in US dollars, are translated at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in income for the year.

     USE OF ESTIMATES
     The preparation of financial statements, in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. Management's estimates are made in accordance with mining industry practice. Actual results could differ significantly from those estimates. The assets and liabilities which require management to make significant estimates and assumptions in determining carrying values include accounts receivable, concentrate inventory, materials and supplies inventory, mineral properties and fixed assets, reclamation, closure cost accruals and other environmental obligations, future income tax assets and future income tax liabilities.

     FINANCIAL INSTRUMENTS
     The Company enters into derivative financial instrument contracts to manage certain market risks which result from the underlying nature of its business. When the Company chooses to apply hedge accounting, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company uses forward contracts to hedge exposure to commodity price risk for metals production, and foreign exchange forward contracts to hedge exposure to fluctuations in foreign currencies, relating primarily to the US dollar. The Company has written call options to minimize exposure to commodity price risk. Non-option derivative financial instruments are accounted for using the accrual method as management views the contracts as effective hedges and has designated the contracts as hedges of specific exposures. Hedge effectiveness is assessed based on the degree to which the cash flows on the derivative contracts are expected to offset the cash flows of the underlying position or transaction being hedged. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are, and continue to be, effective. Realized and unrealized gains or losses on derivative contracts that qualify for hedge accounting are deferred and recorded in income when the underlying hedge transaction is recognized. The premiums received at the inception of written call options are recorded as a liability and changes in the fair value of the liability are recognized currently in income. Gains or losses (realized or unrealized) for derivative contracts which no longer qualify as hedges for accounting purposes are deferred on the designation date and are recognized in income when the original hedged transaction affects income while changes in fair value are recorded in current period income. Gains or losses (realized or unrealized) for derivative contracts which relate to a hedged transaction that is no longer expected to occur are recorded immediately in income. Contracts for which hedge accounting has not been applied, are marked-to-market, and gains and losses are recognized in the relevant period and included in "Gross sales revenue" on the consolidated statements of operations and deficit.

     SHARE INCENTIVE PLAN
     The Company has a share incentive plan (the "Plan"), which consists of a share purchase plan, a share option plan and a share bonus plan, which is administered by the directors of the Company. The Plan provides that eligible persons thereunder include any director, employee (full-time or part-time), officer or consultant of the Company or any subsidiary thereof. The Plan is described in note 13. The Company uses the fair value method of accounting to recognize compensation expense for its stock-based compensation to employees. Shares issued under the Plan are recorded at the issue price.

     INCOME AND MINING TAXES
     The provisions for income and mining taxes are based on the liability method. Future income taxes arise from the recognition of the tax consequences of temporary differences by applying substantively enacted statutory tax rates applicable to future years to differences between the financial statement, carrying amounts and the tax basis of certain assets and liabilities. The Company records a valuation allowance against any portion of those future income tax assets that it believes will, more likely than not, fail to be realized. On business combinations, where differences between assigned values and tax basis of assets acquired and liabilities assumed exist, the Company recognizes the future income tax assets and liabilities for the tax effects of such differences, subject to an appropriate valuation allowance. Future withholding taxes are provided on the unremitted net earnings of foreign subsidiaries, to the extent that dividends or other repatriations are anticipated in the future and will be subject to such taxes.

     NEW PRONOUNCEMENTS

     On January 1, 2005, the Company adopted the Canadian Institute of Chartered Accountants ("CICA") Accounting Guideline No. 15 - "Consolidation of Variable Interest Entities" ("AcG-15") which requires that the Company consolidate a variable interest entity when the Company has a variable interest, or combination of variable interests, that will absorb the majority of the entity's expected losses, receive the majority of the entity's expected residual returns, or both. As at December 31, 2005, the Company had no entities which would qualify as a variable interest entity under AcG-15.

     2004 AND 2003 FIGURES
     Certain of the 2004 and 2003 figures have been reclassified to conform to the 2005 presentation.

2.   ACQUISITION OF BOLIDEN WESTMIN (CANADA) LIMITED

     On July 23, 2004, the Company acquired, through NVI Holdings Ltd., a wholly-owned subsidiary of the Company, 100% of the outstanding common shares of Boliden Westmin (Canada) Limited ("BWCL") which operates the Myra Falls Mine, a zinc, copper and gold mine located on Vancouver Island, British Columbia. Subsequently, the name of BWCL was changed to NVI Mining Ltd. The purchase price comprised:

     i) Cash of $4,194,000, including out-of-pocket expenses of $569,000 incurred by the Company to effect the acquisition;
     ii) 18,000,000 common shares ("Common Shares") of the Company at an ascribed value of $0.45 per share, for a total of $8,081,000, net of share issue expenses of $19,000. The value of the Common Shares issued was determined based on the weighted-average market price of the Company's Common Shares over the two-day period before and after July 8, 2004, which was the date the terms of the acquisition were agreed to and announced; and
     iii) 5,000,000 warrants exercisable at $1.00 per Common Share with an expiry date of January 28, 2009. The value ascribed of $0.27 per warrant, for a total of $1,350,000 was included in the amount for warrants on the balance sheet for December 31, 2004. The value of the warrants issued was determined based on the weighted-average market price of the Company's warrants over the two-day period before and after the date the terms of the acquisition were agreed to and announced.

     The acquisition was accounted for using the purchase method of accounting and the results of NVI Mining Ltd. and NVI Holdings Ltd. were consolidated into the Company's financial statements from July 23, 2004 onwards. The Company's interest in the net assets acquired was allocated as follows:

     ($000's)
     -----------------------------------------------------------------------
     Cash                                                             3,308
     Non-cash current assets                                         15,234
     Long-term investment                                             5,615
     Mineral properties and fixed assets                             46,146
     Current liabilities                                            (16,471)
     Reclamation and other environmental obligations                (33,155)
     Employee future benefits                                        (7,052)
     -----------------------------------------------------------------------
     Total                                                           13,625
     -----------------------------------------------------------------------
     Total consideration comprised of:
           Cash and out-of-pocket expenses                            4,194
           Common shares, net of share issue expenses                 8,081
           Warrants                                                   1,350
     -----------------------------------------------------------------------
     Total                                                           13,625
     -----------------------------------------------------------------------

3.   RESTRICTED CASH
     The restricted cash balance at December 31, 2005, of $3,929,000, includes $2,390,000 placed on deposit to cover certain reclamation costs (see note 5), $250,000 to guarantee an operating lease and $1,289,000 as collateral for the gold loan (see note 8). The restricted cash balance at December 31, 2004 of $3,391,000 included $2,625,000 placed on deposit for letters of credit to cover reclamation security bonds (see note 5), deposits for letters of credit of $90,000 and $250,000 to guarantee reclamation undertakings and an operating lease, respectively and a security deposit of $426,000 to guarantee reclamation undertakings.

4.   SHORT-TERM INVESTMENTS

     ($000's)                                                                          2005        2004
     ---------------------------------------------------------------------------------------------------
     Marketable securities (quoted market value - 2005: $421, 2004: $3,886)             218       2,633
     Gold bullion, at cost (quoted market value - 2005: $2,313)                       2,305           -
     ---------------------------------------------------------------------------------------------------
                                                                                      2,523       2,633

As at December 31, 2005, the Company held 3,867 ounces of gold bullion to facilitate an instalment payment for the Gold Loan. The payment was made on January 3, 2006 (see note 8).

5.   RECLAMATION DEPOSITS
     Cash collateral on deposit at December 31, 2005 of $6,808,000 (2004 - $100,000) with third parties to fund reclamation costs is shown separately on the balance sheet as Reclamation Deposits. The Reclamation Deposits at December 31, 2005 are in respect of reclamation costs at the Caribou mine, the Bouchard-Hebert mine, the Langlois mine and the Myra Falls mine. The Reclamation Deposit at December 31, 2004 was for reclamation costs at the Caribou mine.

6.   MINERAL PROPERTIES AND FIXED ASSETS

     ($000's)                                       2005                                        2004
     ---------------------------------------------------------------------- ---------------------------------------------
                                                Accumulated                                 Accumulated
                                                Depreciation    Net Book                    Depreciation      Net Book
                                     Cost      and Depletion      Value          Cost      and Depletion       Value
     ---------------------------------------------------------------------- ---------------------------------------------
     Equipment                      150,860      (103,465)        47,395         145,453      (104,170)        41,283
     Mineral properties,
        buildings and
        improvements                128,474       (77,112)        51,362         123,437       (69,245)        54,192
     Development                    101,081       (47,269)        53,812          85,315       (41,409)        43,906
     Exploration                     15,298        (4,170)        11,128          14,756        (2,939)        11,817
     Asset retirement cost           10,481        (9,010)         1,471          10,590        (8,715)         1,875
     ---------------------------------------------------------------------- ---------------------------------------------
                                    406,194      (241,026)       165,168         379,551      (226,478)       153,073

     Development costs are amortized using the unit-of-production method. The amortization expense for 2005 was $5,860 (2004 - $6,906; 2003 - $4,405)

     The following is an analysis of equipment under capital leases:

     ($000's)                                            Dec.31, 2005      Dec. 31, 2004
     ------------------------------------------------------------------------------------
     Equipment cost                                             2,416                774
     Less:  Accumulated amortization                             (464)              (145)
     ------------------------------------------------------------------------------------
                                                                1,952                629

     Equipment under capital lease is amortized on a straight-line basis over its economic life of 5 years.

     The amount of amortization charged to expense in 2005 is $319,000 (2004 - $111,000).

     Mineral properties and fixed assets of the Company, net of accumulated depreciation and depletion, comprise the following:

a)   El Mochito Mine $17,424,000 (2004 - $16,078,000)
The El Mochito mine is a zinc, lead and silver mine located in the Republic of Honduras. Deferred development costs were written down in 2005 by $187,000 (2004
- $Nil and 2003- $279,000 in respect of deferred exploration costs).

b)   Bougrine Mine $2,530,000 (2004 - $4,687,000)
The Bougrine mine is zinc and lead mine located 160 kilometres west of Tunis, Tunisia. The Bougrine mine ceased operations on September 10, 2005, due to the exhaustion of the known mineral reserves and is on care and maintenance. Care and maintenance costs incurred in 2005 of $778,000 are included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

c)   El Toqui Mine $28,816,000 (2004 - $27,728,000)
The El Toqui mine is a zinc and gold mine located 1,350 kilometres south of Santiago, Chile.

d)   Bouchard-Hebert Mine $3,504,000 (2004 - $5,155,000)
The Bouchard-Hebert mine is a zinc, copper, gold and silver mine located 30 kilometres northeast of Rouyn-Noranda, Quebec, Canada. The Bouchard-Hebert mine ceased on February 20, 2005, due to the exhaustion of the known mineral reserves and is on care and maintenance. Care and maintenance costs incurred in 2005 of $3,468,000 are included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

e)   Myra Falls Mine $55,920,000 (2004 - $46,853,000)
The Myra Falls mine is a zinc, copper and gold mine located on Vancouver Island, British Columbia.

f)   Langlois Mine $49,784,000 (2004 - $44,436,000)
The Langlois mine is a zinc, copper, gold and silver mine located 213 kilometres north of Val d'Or, Quebec, Canada. Mining activities at the Langlois mine were suspended in November 2000, pending the completion of a feasibility study, which was completed in August 2001. On November 8, 2005, the Company announced that it will develop the Langlois mine and it is expected that the mine will be in full commercial production by mid-2007. Development costs totaled $1,039,000 in 2005 (2004 - $698,000). In addition, pre-production costs and fixed assets, net of disposals, of $4,309,000 (2004 - $3,009,000) have been capitalized in anticipation of the mine reopening.

g)   Caribou Mine $Nil (2003 - $Nil)
The Caribou mine, a zinc, lead and silver mine, is located in the Province of New Brunswick, Canada. The Caribou mine was placed on care and maintenance in 1998. Care and maintenance costs incurred in 2005 of $1,813,000 (2004 - $1,641,000, 2003 - $1,521,000) are included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

h)   Nanisivik Mine $1,620,000 (2004 - $2,342,000)
The Nanisivik mine was a zinc and silver mine located on Strathcona Sound, Baffin Island, Nunavut, Canada. The fixed asset carrying value of $1,620,000 (2004 - $2,342,000) as at December 31, 2005, represents the net book value of plant and equipment located at the Nanisivik mine, which management plans to transfer to the Company's other mines or sell on the open market. The fixed assets were written down in 2005 by $692,000 (2004 - $Nil, 2003 - $Nil). The Nanisivik mine ceased operations on September 30, 2002. Care and maintenance costs incurred in 2005 of $2,526,000 (2004 - $4,734,000, 2003 - $3,386,000) and,
in 2004, an obsolescence provision of $2,100,000 for materials and supplies inventory, are included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

i)   Other Properties $5,570,000 (2004 - $5,794,000)
Other Properties comprise exploration properties and other capital assets. Management reviews the carrying values of these properties annually and in 2005 recorded a write-down of $Nil (2004 - $1,178,000, 2003 - $Nil), which is included in "Write-down of mineral properties and fixed assets" on the consolidated statement of operations and deficit.
     On June 16, 2003, the Company sold the Lapa exploration properties consisting of the Tonawanda and Zulapa properties, for US$7,925,000. The Company retains a 1.0 percent net smelter royalty from the Tonawanda property and a 0.5 percent net smelter royalty from the Zulapa property. The Company also received a non-refundable advance royalty of US$1,000,000 against the above net smelter royalty of the Lapa properties and will receive a further non-refundable advance royalty of US$1,000,000 when the total published inferred resource reaches 2,000,000 ounces of gold. The non-refundable advance royalty of $1,340,000 (US$1,000,000) received was deferred and will be included into income when earned.
     The Lapa properties were non-producing properties, and the gain on sale of $10,336,000 in 2003 was included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

7.   LONG-TERM INVESTMENT
     Long-term investment is valued at cost, net of any other than temporary impairment in value.

     ($000's)                                        December 31, 2005    December 31, 2004
     ----------------------------------------------------------------------------------------

     Taseko Mines Limited convertible debenture                   5,615                5,615

     A convertible debenture, with a face value of $17,000,000, from Taseko Mines Limited ("Taseko") was issued on July 21, 1999, and matures on July 21, 2009. The principal sum does not bear interest and is not secured by any charge or mortgage on any assets of Taseko.

     The debenture is convertible into common shares of Taseko over a ten-year period from the date of issuance commencing at a price of $3.14 per share escalating by $0.25 per year thereafter. From the fifth anniversary from the date of issue until the tenth anniversary, the outstanding principal may, at the election of Taseko, be converted into common shares of Taseko at the then prevailing market price. The fair value of the debenture as at December 31, 2005, was $5,203,000 (2004 - $8,055,000) and was calculated using the quoted market price of Taseko's shares. This decline in the value is considered to be temporary. Therefore, no impairment charge was recorded in 2005.

8.   SHORT-TERM DEBT

     ($000's)                                                               2005     2004
     -------------------------------------------------------------------------------------
     Gold loan (see note 4)                                               11,563        -
     Prepayment Facility, current portion (note 9)                         1,458        -
     Reimbursable government assistance, unsecured current portion         1,541        -
     (note 9)
     Other  - interest at floating rates                                      23      256
     -------------------------------------------------------------------------------------
                                                                          14,585      256

     On August 26, 2005, NVI Mining Ltd. ("NVI"), a wholly-owned subsidiary of the Company, signed a Gold Loan agreement ("Gold Loan") with Natexis Banques Populaires of France ("Natexis"). Under the terms of the agreement, NVI was provided with 23,200 ounces of gold bullion valued at $11,889,000 (US$10,000,000). The Gold Loan bears interest at 2.9% payable monthly. The principal will be repaid in six equal instalments, in the form of gold bullion, over thirteen months with the first payment made on October 31, 2005. The Gold Loan will be used to support reclamation, working capital requirements at NVI's Myra Falls mine and for general corporate purposes. Myra Falls mine's copper, zinc and gold concentrate inventories and related accounts receivable, a cash collateral account and unsecured guarantees of the Company and NVI Holdings Ltd. have been provided as security for the Gold Loan.
     The Company has chosen not to apply hedge accounting to this arrangement and accordingly, the obligation will be remeasured at each balance sheet date and any gains or losses will be recognized in income. As at December 31, 2005, 19,333 ounces of gold bullion remained outstanding and were marked to market, which resulted in an unrealized loss on remeasurement of $1,656,000.
     As at December 31, 2005, financing fees amounting to $242,000 had been deferred and are being amortized on a straight-line basis over the life of the Gold Loan.
     Interest expense on short-term debt during 2005 amounted to $74,000 (2004 -$34,000; 2003 - $797,000).

9.   LONG-TERM DEBT

     ($000's)                                                               2005     2004
     -------------------------------------------------------------------------------------
     Prepayment Facility                                                  5,101         -
      Reimbursable government assistance, unsecured, non-interest
        bearing                                                           2,041     1,424
     -------------------------------------------------------------------------------------
     Total                                                                7,142     1,424
     Less current portion                                                 2,999         -
     -------------------------------------------------------------------------------------
                                                                          4,143     1,424

     On May 17, 2005, NVI entered into a contract (the "Prepayment Facility") with a customer whereby the customer made a prepayment of US$5,000,000 against future deliveries of zinc concentrate for the years 2005 through 2009. The Prepayment Facility has been assigned to a third party by the customer. Under the terms of the Prepayment Facility interest is payable at six month LIBOR at the beginning of the period plus 3.5%. The Company has issued to the third party as security, eight promissory notes, each for US$625,000, plus interest, payable on demand if NVI fails to comply with its obligations to deliver the required amount of zinc concentrate in six-month consecutive periods which began on June 16, 2005. As at December 31, 2005, financing fees amounting to $102,000 had been deferred and are being amortized on a straight-line basis over the life of the Prepayment Facility.

     The current portion of the reimbursable government assistance of $1,541,000 is due in April 2006. The long term portion of $500,000 is payable when the Zone 97 at the Langlois mine is profitable.
     Interest expense on long-term debt during 2005 amounted to $270,000 (2004 - $38,000, 2003 - $1,432,000).

10.  ROYALTY OBLIGATION

     a) In December 2005, the Company entered into a Royalty Agreement ("the Second Agreement") with Red Mile Resources No. 4 Limited Partnership ("Red Mile") whereby the Company sold a "Basic Royalty" on a portion of the payable zinc production, over the life of the Myra Falls mine. The Company received cash of $56,500,000 which included royalty income of $50,500,000, indemnity fees of $1,141,000, interest of $4,469,000 and prepaid interest income of $390,000.
     Under the terms of the Second Agreement, the Company is required to make Basic Royalty payments at fixed amounts per pound of payable zinc produced, which escalates from $0.0016 per pound to $0.1373 per pound over the first 12 years of the agreement. In addition, the Company granted Red Mile a Net Smelter Return of 1.50%, 2.25% or 3.00% in years 2011 through 2015 if the price of zinc in a given calendar year averages US$2,600, US$2,800 or US$3,000 per tonne, respectively. $50,500,000 of the cash received was placed with a financial institution, for which the Company took back a restricted promissory note. The restricted promissory note earns interest at 6%, payable annually, and matures on February 15, 2015. The Company received and has deferred $390,000 of prepaid interest on the note in December 2005. Interest earned from the restricted promissory note and a portion of the principal must be used to fund the expected Basic Royalty payments during the first ten years of the Second Agreement. Over the remaining years of the Second Agreement, interest and principal from the restricted promissory note will be used to fund the Basic Royalty payments.
     Under certain circumstances the Company has the right, by way of a call option to acquire the partnership units of Red Mile for the lower of market value or for the outstanding amount of the restricted promissory note at the end of the tenth year of the Second Agreement.
     The balance of the funds of $6,000,000 will be used for working capital and capital requirements at the Myra Falls mine.
     On the balance sheet, the royalty received from Red Mile is included in "Royalty Obligation". These amounts are treated as debt and attract interest at a rate of 6% annum which is included in interest expense. The indemnity fee received of $1,141,000 was deferred and is included in "Deferred Income" on the balance sheet and is being recognized in income as earned over the life of the Second Agreement.

     b) In December 2004, the Company entered into a Royalty Agreement ("Agreement") with Red Mile Resources No. 5 Limited Partnership ("Red Mile No.5") whereby the Company sold a "Basic Royalty" on a portion of the payable zinc production, over the life of the Myra Falls Mine. The Company received cash of $13,540,000, which included royalty income of $11,979,000, indemnity fees of $564,000, interest of $520,000 and prepaid interest of $477,000.
     Under the terms of the Agreement, the Company is required to make Basic Royalty payments at fixed amounts per pound of payable zinc produced, which escalates from $0.003 per pound to $0.016 per pound over the first 12 years of the agreement. In addition, the Company granted Red Mile No.5 a Net Smelter Return of 0.4%, 0.5% or 0.7% in years 2010 through 2014 if the price of zinc in a given calendar year averages US$2,250, US$2,500 or US$2,750 per tonne, respectively. $11,785,000 of the cash received was placed with a financial institution, for which the Company took back a restricted promissory note. The restricted promissory note earns interest at 6%, payable annually, and matures on December 15, 2014. The Company received and has deferred $477,000 of prepaid interest on this note in December 2004. Interest earned from the restricted promissory note must be used to fund the expected Basic Royalty payments during the first five years of the Agreement. Over the remaining years of the Agreement, interest and principal from the restricted promissory note will be used to fund the Basic Royalty payments.
     The balance of the funds of $1,755,000 was used for working capital and capital requirements at the Myra Falls mine.
     Under certain circumstances the Company has the right, by way of a call option to acquire the partnership units of Red Mile No.5 for the lower of market value or for the outstanding amount of the restricted promissory note.
     On the balance sheet, the long-term portion of the royalties received from Red Mile No.5 of $11,696,000 was shown as "Royalty Obligation" and the current portion of $283,000 was included in "Accounts payable and accrued liabilities". These amounts are treated as debt and attract interest at a rate of 6.11% per annum which is included in interest expense. Of the indemnity fees received, $508,000 was deferred and as at December 31, 2005, $451,000 is still outstanding and is included in "Deferred Income" on the balance sheet. The deferred indemnity fees will be recognized in income as earned over the life of the Agreement. Interest expense for the year ended December 31, 2005 was $719,000 (2004 - $Nil).

     c) In accordance with AcG 15 - "Consolidation of Variable Interest Entities" and EIC 157 - "Implicit Variable Interests under AcG 15" the Company has determined that Red Mile and Red Mile No.5 are variable interest entities for which the Company holds variable interests. However, as the Company is not the primary beneficiary under these arrangements it is not required to consolidate these entities.

11.  RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL OBLIGATIONS

     The Reclamation, Closure Cost Accruals and Other Environmental Obligations shown on the balance sheet comprise:

     ($000's)                                               December 31, 2005  December 31, 2004
     --------------------------------------------------------------------------------------------
     Asset retirement obligations                                      41,542             47,221
     Closure cost accruals                                              2,150              4,978
     Other environmental obligations (see note below)                   6,572             11,555
     --------------------------------------------------------------------------------------------
                                                                       50,264             63,754
     Less current portion                                              10,165             21,081
     --------------------------------------------------------------------------------------------
                                                                       40,099             42,673

     Other environmental obligations represent expenditures required to complete modifications to the tailings facility at the Myra Falls Mine. The Company expects to complete the work required by 2008. The estimated obligation was recorded and is being reduced by actual expenditures incurred. The actual expenditures since acquisition have been $8,292,000. The current portion of $2,001,000 is included in "Current portion of reclamation, closure cost accruals and other environmental obligations" on the balance sheet.

     Asset Retirement Obligations - ($000's)
     -------------------------------------------------------------------------------------------
     As at December 31, 2004                                                             47,221
     Change in cash flow estimate (included in reclamation and closure costs)             7,735
     Accretion (included in reclamation and closure costs)                                3,483
     Expenditures                                                                       (16,703)
     Impact of foreign exchange                                                            (194)
     -------------------------------------------------------------------------------------------
     As at December 31, 2005                                                             41,542
     Less: current portion included in Current portion of reclamation,
     closure cost accruals and other environmental obligations                            7,284
     -------------------------------------------------------------------------------------------
                                                                                         34,258

     The estimated amount of undiscounted cash flows required to satisfy the asset retirement obligations as at December 31, 2005, was $114,429,000 (2004 - $119,649,000). The expected timing of payments of the cash flows ranges from 2006 to 2117, and the credit-adjusted risk-free rates at which the estimated cash flows have been discounted to arrive at the obligation range from 7.17% to 7.89%. The estimated amount of undiscounted cash flows for December 31, 2005, includes an amount of $66,329,000 (2004 - $66,329,000), which is for treatment of water at the Myra Falls Mine, in perpetuity. At the end of the mine life, the Company has two options to fund the water treatment costs. The first would be to put on deposit $17,500,000, which amount is expected to generate sufficient cash flow to fully fund the water treatment costs. The second, subject to the necessary approvals from the government of British Columbia, would be to connect the hydroelectric generating facilities located at the Myra Falls mine to the BC Hydro electrical grid and sell electrical power to the market. The expected revenue would be more than sufficient to fund the water treatment costs. 12.

EMPLOYEE FUTURE BENEFITS

     The Company's unionized hourly employees at the Myra Falls mine have a defined benefit pension plan. The hourly employees' benefits under this plan are specified by a collective agreement. The pension plan is a flat benefit plan and there are no indexation features. Actuarial reports valuing this hourly plan are prepared every three years, with December 31, 2004 being the most recent valuation. The Company also provides extended health and dental benefits for certain employees of the Myra Falls mine.

     The details of the Company's benefit plans as at December 31, 2005, are as follows:

                                                                                  Post-retirement
                                                                    Pension       benefits other
                                                                    benefits        than pension            Total
                                                                 -------------------------------------------------------
     Expected long-term rate of return on plan assets                    7.00%                    N/A               N/A
     Discount rate on accrued pension obligations (December
       31, 2004 - 6.00%)                                                 5.00%                  5.00%               N/A
     Rate of compensation increase                                         N/A                    N/A               N/A
                                                                                 12% for the first 10
     Extended health care rate of expense increase                         N/A   years, 5% thereafter               N/A
     Dental care rate of expense increase                                  N/A                  4.00%               N/A

     ($000's)
     -------------------------------------------------------------------------------------------------------------------
     Pension expenses:
       Current service cost                                              1,200                     17             1,217
       Interest cost of accrued benefit obligation                       1,910                     66             1,976
       Expected return on pension fund assets                           (1,697)                     -            (1,697)
       Net amortization, deferrals and other                               216                     61               277
     -------------------------------------------------------------------------------------------------------------------
                                                                         1,629                    144             1,773
     ===================================================================================================================

     Plan assets:
        Fair value of plan assets, as at December 31, 2004              23,333                      -            23,333
       Return on plan assets                                             2,633                      -             2,633
       Employer contributions                                            2,776                     64             2,840
       Benefits paid                                                      (969)                   (64)           (1,033)
     -------------------------------------------------------------------------------------------------------------------
       Fair value of plan assets, at December 31, 2005                  27,773                      -            27,773
     ===================================================================================================================

     Accrued benefit obligation:
       Accrued benefit obligation, as at December 31, 2004              31,119                  1,104            32,333
       Current service cost                                              1,200                     17             1,217
       Interest cost                                                     1,910                     65             1,975
       Benefits paid                                                      (969)                   (63)           (1,032)
       Actuarial loss (gain)                                             6,244                   (328)            5,916

     -------------------------------------------------------------------------------------------------------------------
       Accrued benefit obligation, at December 31, 2005                 39,504                    795            40,299
     ===================================================================================================================

     Plan assets                                                        27,773                      -            27,773
     Accrued benefit obligation                                         39,504                    795            40,299
     -------------------------------------------------------------------------------------------------------------------
     Funding deficit                                                   (11,731)                  (795)          (12,526)
     Unamortized actuarial gain (loss)                                   5,818                   (332)            5,486
     Unamortized past service costs                                      1,296                    365             1,661
     -------------------------------------------------------------------------------------------------------------------
     Pension liability                                                  (4,617)                  (762)           (5,379)
     ===================================================================================================================

     The assumed health care cost trend rates can affect the amounts reported for the health care plan:

     -------------------------------------------------------- -------------------------- -------------------------
     $000's                                                     1 Percentage - Point       1 Percentage - Point
                                                                      increase                   decrease
     -------------------------------------------------------- -------------------------- -------------------------
     Effect on service cost                                                         0.5                     (0.1)
     -------------------------------------------------------- -------------------------- -------------------------
     Effect on interest cost                                                        1.3                     (1.3)
     -------------------------------------------------------- -------------------------- -------------------------
     Effect on year-end accrued benefit obligation                                 17.2                    (16.0)
     -------------------------------------------------------- -------------------------- -------------------------

     PLAN ASSETS
          The allocation of plan assets is set forth in the Investment Policy Statement. The Investment Policy Statement delegates authority to the Employee Benefits Committee to maintain and establish investment policies relating to the defined benefit plans. These policies and any changes to these policies are approved by the Board of Directors of the Company. The Company has adopted the following standards for the Employee Benefits Committee to follow when deciding how to invest the plan assets.

     ASSETS SHALL BE INVESTED:

     (a)  in the sole interest of the plan participants and beneficiaries;
     (b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and of like aims in compliance with Section 404(A) of ERISA, and other applicable provisions of ERISA; and
     (c) by diversifying the investments so as to minimize the risk of large losses as well as provide a reasonable rate of return on the assets.

     The following table summarizes the pension plan's weighted-average asset allocation percentages by asset category:

     ------------------------------------------------- -------------------------
     Asset Category                                                        2005
     ------------------------------------------------- -------------------------
     Short-term / Money market                                             7.0%
     ------------------------------------------------- -------------------------
     Fixed income                                                         38.5%
     ------------------------------------------------- -------------------------
     Canadian equity                                                      33.0%
     ------------------------------------------------- -------------------------
     U.S. equity                                                          11.5%
     ------------------------------------------------- -------------------------
     Non-U.S. Foreign equity                                              10.0%
     ------------------------------------------------- -------------------------

The benefit plan assets are managed by a major insurance company and the Company has chosen to invest in their diversified fund which has a target investment allocation of 15% - 20% in foreign equity, 20% - 40% in Canadian equity and 40%
- 60% in fixed income. The diversified fund invests in several of its segregated funds, which include Canadian and foreign stocks, Canadian bonds and mortgages to achieve diversification. The performance objective of the diversified fund is to exceed the median rate of return of a representative sample of comparable funds over rolling five-year periods. The assumption for the expected long-term rate of return on plan assets is based on the relative weighting of plan assets, the historical experience of the portfolio and the review of projected returns by asset class on broad, publicly traded equity and fixed-income indices.

     CONTRIBUTIONS
          The Company expects to contribute $2,952,000 to its defined benefit pension plan and $152,000 for its post-retirement benefit plans in 2006.

     ESTIMATED FUTURE BENEFIT PAYMENTS
     ------------------------------------------------------- ------------------- ------------------
     $000's                                                     Defined benefit
                                                                   Pension plan     Other Benefits
     ------------------------------------------------------- ------------------- ------------------
     2006                                                              1,300                152
     ------------------------------------------------------- ------------------- ------------------
     2007                                                              1,448                171
     ------------------------------------------------------- ------------------- ------------------
     2008                                                              1,591                184
     ------------------------------------------------------- ------------------- ------------------
     2009                                                              1,779                218
     ------------------------------------------------------- ------------------- ------------------
     2010                                                              2,091                265
     ------------------------------------------------------- ------------------- ------------------
     Aggregate of 5 years thereafter                                  41,675                252
     ------------------------------------------------------- ------------------- ------------------

          Benefit payments are expected to cease after December 31, 2011, for the retirement supplement plan and the non-pension post-retirement plan, as the obligation related to these plans will cease once the Myra Falls mine ceases operation. The expected payments for the registered pension plan in 2012 reflect the termination of the plan on December 31, 2011, and represent the pay out of all plan obligations.

13.  CAPITAL STOCK

          The Company is authorized to issue 200,000,000 preferred shares. No preferred shares were issued or outstanding on December 31, 2005 (2004 -
     Nil).

     The Company is authorized to issue an unlimited number of Common Shares.

     Common shares issued:
     Common shares
     (000's)                                                        Number of shares       Amount
     -------------------------------------------------------------------------------------------------
     As at December 31, 2003                                                 285,790         $287,790
     Common Shares issued for cash (c)                                        57,143           29,816
     Common Shares issued on acquisition of BWCL (see note 2)                 18,000            8,081
     Exercise of warrants                                                      1,250              242
     Adjustment to flow-through share costs                                                         3
     Employee share option plan - proceeds of options exercised                  493               93
     (g)
     Value ascribed to options exercised under stock-based
     compensation                                                                  -              125
     Employee share purchase plan (d)                                            480              253
     -------------------------------------------------------------------------------------------------
     As at December 31, 2004                                                 363,156          326,403
     Private placement (a) and (b)                                            13,000            7,081
     Exercise of warrants                                                      1,500              295
     Employee share option plan - proceeds of options exercised                2,841              899
     (g)
     Value ascribed to options exercised under stock-based
     compensation                                                                  -              629
     Employee share purchase plan (d)                                            420              205
     -------------------------------------------------------------------------------------------------
     As at December 31, 2005                                                 380,917         $335,512

     a) In August 2005, the Company issued an aggregate of 3,000,000 flow-through Common Shares by way of private placement at a price of $0.46 per Common Share exclusive of share issuance costs of $4,000 to CMP 2005 Resource Limited Partnership ("CMP") and Canada Dominion Resources 2005 Limited Partnership ("CDR"). The flow-through Common Shares have a four month hold period. The proceeds are being used to finance exploration activities in Quebec. CMP and CDR are managed by an affiliate of Dundee Corporation ("Dundee") which is a significant shareholder of the Company.

     b) In December 2005, the Company issued 10,000,000 flow-through Common Shares by way of private placement at a price of $0.60 per Common Share exclusive of share issuance costs of $295,000. The flow-through Common Shares have a four month hold period. The proceeds are being used to finance exploration activities in Quebec. A director of the Company purchased 145,586 of the flow-through Common Shares issued pursuant to the private placement.

     c) On January 28, 2004, the Company completed the sale of 57,142,858 units to a syndicate of underwriters at a purchase price of $0.70 per unit, for net proceeds of $37,027,000, net of costs of issue of approximately $2,973,000. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 28, 2009. The fair value of the warrants, issued on completion of the sale in the amount of $7,211,000, net of costs of issue, was shown on a combined basis with the warrants issued on the BWCL acquisition, ($1,350,000; see note 2) within shareholders' equity on the balance sheet as "Warrants".

     d) Under the share purchase plan employees of the Company who fall under a certain classification can contribute up to 10% of their annual basic salary to purchase Common Shares. All other employees who qualify under the share purchase plan can contribute up to 5% of their annual basic salary to purchase Common Shares. The Company matches each participant's contribution. The purchase price per Common Share is the weighted-average of the trading prices of the Common Shares on The Toronto Stock Exchange (the "TSX") for the calendar quarter in respect of which the Common Shares are issued. Common Shares acquired with the Company's contribution are held in trust and delivered to employees 12 months following their date of issue. The Company issued 420,000 Common Shares pursuant to the Share Purchase Plan during 2005 (2004 - 480,000). The number of shares authorized for issue and available for issue under the share purchase plan as at December 31, 2005 was 7,500,000 (2004 - 7,500,000) and 2,431,206 (2004 -
     2,851,554) respectively.

     e) Pursuant to the share option plan, the board of directors have the authority to grant options and to establish the exercise price of the option at the time each option is granted, at a price not less than the closing price of the Common Shares on the TSX on the trading day immediately preceding the date of the grant of such option.
     Options issued after 2003 must be exercised no later than five years after the date of the grant, and options issued prior to 2003 must be exercised no later than ten years after the date of the grant and are subject to vesting provisions unless the directors of the Company determine otherwise. One third of the options granted become exercisable from the date of granting such options, and on a cumulative basis, one third at any time after the first anniversary date and the balance at any time after the second anniversary date.
          As at December 31, 2005, the outstanding share options which total 10,085,000 expire at various dates between August 19, 2006 and November 19, 2013, and are exercisable at prices ranging from $0.18 to $8.20 per Common Share. The number of shares authorized for grants of options under the share option plan as at December 31, 2005, was 23,000,000.

     f) The Company has a Share Bonus Plan that permits Common Shares to be issued as a discretionary bonus to any director, employee (full-time or part-time), officer or consultant of the Company, or any subsidiary thereof, who is designated under the Share Bonus Plan from time to time. As at December 31, 2005, 2004 and 2003, the Company had issued 1,200,000 Common Shares under the Share Bonus Plan. The number of shares authorized for issue under the share bonus plan as at December 31, 2005, was 4,000,000.

     g)   Share option transactions were as follows:

                                                                              Weighted-
                                                                Options         Average
                                                                (000's)  Exercise Price
     -----------------------------------------------------------------------------------
     As at December 31, 2003                                      8,885           1.25
     Granted                                                      6,335           0.64
     Exercised                                                     (494)          0.19
     Forfeited                                                   (1,000)          0.67
     Expired                                                        (56)          0.72
     -----------------------------------------------------------------------------------
     As at December 31, 2004                                     13,670          $1.06
     Granted                                                      2,250           0.45
     Exercised                                                   (2,841)          0.32
     Forfeited                                                     (934)          0.62
     Expired                                                     (2,060)          2.33
     -----------------------------------------------------------------------------------
     As at December 31, 2005                                     10,085          $1.02

     The following table summarizes information about the share options outstanding at December 31, 2005:

                                                 Options Outstanding                      Options Exercisable
     --------------------------------------------------------------------------- ------------------------------------
                                    Number             Weighted-                           Number
                               Outstanding               Average      Weighted-       Exercisable          Weighted-
                                     as at             Remaining        Average             as at            Average
     Range of                Dec. 31, 2005           Contractual       Exercise     Dec. 31, 2005           Exercise
     Exercise Prices               (000's)                  Life          Price           (000's)              Price
     --------------------------------------------------------------------------- ------------------------------------
     $0.18 - $0.50                  5,160       5 years 144 days          $0.32             3,598              $0.28
     $0.51 - $1.49                  3,617       3 years 199 days          $0.75             2,458              $0.77
     $1.50 - $2.99                    481       2 years 171 days          $2.36               481              $2.36
     $3.00 - $8.20                    827       2 years 254 days          $4.05               828              $4.05
                          -----------------                                      -----------------
                                   10,085                                                   7,365

     i) On June 1, 2004, the shareholders of the Company approved an amendment to the share incentive plan (the "Plan") which is described in note 1, to increase the maximum number of Common Shares that may be issued under the Plan to 34,500,000 Common Shares, of which 7,500,000 will be the maximum number that may be issued under the share purchase plan, 23,000,000 will be the maximum number that may be issued under the share option plan, and 4,000,000 will be the maximum number that may be issued under the share bonus plan.

     j) The Company's share option plan is described in note 13(e). Compensation expense for the stock-based compensation plan for employees has been determined based upon the fair value of awards granted on or after January 1, 2002. Stock-based compensation of $809,000 (2004 - $1,253,000)
     less the proceeds of options exercised of $629,000 (2004 - $124,000) for a net amount of $180,000 (2004 - $1,129,000), was credited to "Contributed Surplus" within shareholders' equity on the balance sheet. The proceeds of options exercised of $629,000 (2004 - $124,000), was credited to "Capital stock" within shareholders' equity on the balance sheet.
          The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                  2005         2004
      ----------------------------------------------------------------------------------------------
      Weighted-average exercise price per Common Share                           $0.45        $0.64
      Weighted quoted market price per Common Share at date of  grant            $0.46        $0.64
      Weighted-average grant-date fair value price per Common Share              $0.27        $0.39
      Expected life (years)                                                          5        3 - 5
      Risk free interest rate                                                    3.44%        4.49%
      Expected volatility                                                          69%          70%
      Dividend yield                                                                0%           0%

     k) In consideration for restructuring a debt facility in 2001 and 2002, the Company granted to the syndicate ("Lenders") warrants to purchase an aggregate of 1,000,000 Common Shares at $0.21 per share. The warrants were exercisable until May 8, 2005. No value was ascribed to these warrants on the date of issue. During the year ended December 31, 2005, 500,000 (2004 - 250,000, 2003 - 250,000) of the warrants issued to the Lenders were exercised and Nil (2004 - Nil) were cancelled. At December 31, 2005, none of these warrants remained outstanding.
          Dundee also received warrants to purchase an aggregate of 30,801,410 Common Shares at $0.20 per share. One-half of these warrants are exercisable until March 2, 2007 and the remainder are exercisable until May 2, 2007; no value was ascribed to these warrants on the date of issue. At December 31, 2005, the 30,801,410 warrants were outstanding.

     l) Under an agreement reached on December 23, 2002, with certain lenders and Dundee, the Company, in consideration for restructuring its existing credit facilities, granted to these lenders and Dundee the right to purchase 2,000,000 and 1,000,000 Common Shares, respectively, at an exercise price of $0.19 per Common Share with an expiry date of March 27, 2006. In 2005, 1,000,000 (2004 - 1,000,000) of these warrants were exercised by these lenders. At December 31, 2005, 1,000,000 of these warrants remain outstanding.

14.  INCOME AND MINING TAXES

          Income and mining taxes differ from the amount computed by applying the statutory federal income tax rate for the year ended December 31, 2005, of 36% (2004 - 37%, 2003 - 38%) to the net earnings (loss), excluding income and mining taxes. The differences are summarized as follows:

     ($000's)                                                                 2005         2004        2003
     ----------------------------------------------------------------------------------------------------------
     Tax provision (recovery) at statutory rate                               2,812        1,180       2,364
     Federal resource allowance                                                 608       (1,035)        119
     Unrecognized tax benefit relating to losses                              7,806        4,366         916
     Different effective tax rates on earnings (losses) in foreign
     subsidiaries                                                            (5,291)        (163)      1,630
     Benefit of previously unrecognized losses available for
       carry forward                                                        (13,231)      (5,107)     (5,984)
     Other                                                                      161          108         124
     Mining taxes (recovery)                                                    149        1,222         (10)
     ----------------------------------------------------------------------------------------------------------
                                                                             (6,986)         571        (841)

          As at December 31, 2005, the significant components of the Company's future tax assets (liabilities) were as follows:

     ($000's)                                                                             2005        2004
     -------------------------------------------------------------------------------------------------------
     Future tax assets
        Loss carry forwards                                                              60,420      72,415
        Mineral properties and fixed assets                                             227,435     137,833
        Reclamation and closure cost accruals                                            17,658      21,258
        Deferred income                                                                   2,518           -
     -------------------------------------------------------------------------------------------------------
     Future tax assets before valuation allowance                                       308,031     231,506
     Valuation allowance                                                                301,514     231,506
     -------------------------------------------------------------------------------------------------------
     Future tax assets                                                                    6,517           -

     Future tax liabilities
       Mineral properties - mining tax                                                   (1,921)     (1,681)
     -------------------------------------------------------------------------------------------------------
     Net future tax (liabilities) assets                                                  4,596      (1,681)


     ($000's)                                                             2005          2004           2003
     -------------------------------------------------------------------------------------------------------
     Income and mining (recovery) tax provision
        Current income and mining (recovery) tax provision                (709)         (148)           208
        Future income and mining (recovery) tax provision               (6,277)          719         (1,049)
     -------------------------------------------------------------------------------------------------------
                                                                        (6,986)          571           (841)

     a) At December 31, 2005, the Company has net operating loss carry forwards in Canada of approximately $160,200,000, which expire at various dates through 2015. In addition, the Company has approximately $229,000,000 of resource expenditures that are limited in their deduction to income from specific properties.

     b) At December 31, 2005, the Company has recognized net operating loss carry forwards in Chile of approximately $22,500,000, which do not expire.

     c) At December 31, 2005, the Company has the following loss carry forwards in Honduras of approximately $1,849,000 relating to operating losses and $16,530,000 relating to exchange rate losses. These losses will expire four years from 2005.

15.  FINANCIAL INSTRUMENTS

          The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial contracts in accordance with the formal risk management policy approved by the Company's Board of Directors and managed by the Company's Hedge Committee. The Company does not hold or issue derivative contracts for speculation or trading purposes.
          The Company's short-term financial instruments, made up of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and short-term debt excluding the Gold Loan are carried at cost which, due to their short-term nature, approximates their fair value. The Gold Loan is carried at fair value as described in note 8. The fair value of the long-term debt also approximates its carrying value as set out in note 9.
          Such fair value estimates are management's best estimates not necessarily indicative of the amounts the Company might pay or receive in actual market transactions, though the amounts realized in an actual transaction may differ from these estimates. Potential taxes and other transaction costs have not been considered in estimating fair value.

     CREDIT RISK
          The Company is subject to credit risk through trade receivables. The Company manages this risk through evaluation and monitoring processes and carries credit insurance when necessary. Although the Company has a number of significant customers, they are all established and creditworthy customers. Credit risk is further mitigated through the use of provisional payment arrangements and the use of letters of credit where appropriate. Credit risk also relates to derivative contracts arising from the possibility that a counterparty to an instrument in which the Company has an unrealized gain fails to perform. The Company transacts only with counterparties that have strong credit ratings. The Company does not consider the credit risk associated with these financial instruments to be significant.

     FOREIGN EXCHANGE RISK
          The Company operates using principally the Canadian dollar and the US dollar, and as such may be negatively affected by fluctuations in foreign exchange rates. The Company manages this risk by minimizing the number of transactions that result in the settlement currency differing from the currency of the initial transaction. In addition, the Company's sales are denominated primarily in US dollars, while a significant percentage of its expenses are denominated in non-US dollars. This exposes the Company to increased volatility in earnings due to fluctuations in foreign exchange rates. The Company periodically uses forward foreign exchange contracts to hedge the exchange rates on identifiable foreign currency exposures. Gains and losses on these contracts when they are designated as hedges are reported as a component of the related transactions.
          The Company had no foreign exchange contracts outstanding at December 31, 2005 and 2004.

     COMMODITY PRICE RISK
          The profitability of the Company is directly related to the market price of metals produced. The Company reduces price risk by hedging against the price of metals for a portion of its production.
          The main tools available to protect against price risk are forward contracts and options. Various strategies are available using these tools including spot deferred and synthetic puts.
          The Company periodically enters into forward sales to effectively provide a minimum price for a portion of inventories and future production. These contracts are marked-to-market as hedge accounting has not been applied, and gains and losses are recognized in the relevant period. The Company also periodically enters into written call options which are marked-to-market through income as hedge accounting is not applied. In 2005 and 2004, the Company chose not to apply hedge accounting.

          The Company had the following contracts, which were outstanding as at December 31, 2005:

          December 31, 2005              Quantity              Average Price (US)               Maturity
     -------------------------------------------------------------------------------------------------------------
          Silver call options        1,050,000 ounces           $7.50 per ounce         January  - June 2006
          Gold call options            25,000 ounces            $455 per ounce          December  2006

     As at December 31, 2004 there were no outstanding contracts.

          In addition to the commodity risk related to revenues, the Company is exposed to commodity risk related to its Gold Loan. This risk is mitigated by the gold produced by the Company as well as ounces of gold purchased by the Company in advance of loan repayments as described in note 8.

     INTEREST RATE RISK

          The Company had various operating lines of credit that tie interest payments to the bank prime or LIBOR lending rates. Therefore, the Company was exposed to interest rate risk through fluctuations in these interest rates. In addition, the Gold Loan carries a fixed rate of interest of 2.9%, thus, the Company is also exposed to interest rate price risk. The Company does not enter into financial instruments to manage its interest rate risk.

16.  RELATED PARTY TRANSACTIONS

          All related party transactions are disclosed elsewhere in these consolidated financial statements (see notes 8 and 12) except for the following:

     a) The Company incurred management fees in 2005 of $Nil (2004 - $Nil, 2003 - $250,000) for services provided by Dundee. As at December 31, 2005, management fees totaling $500,000, relating to 2003 of $250,000 and 2002 of $250,000, are outstanding and are included in accounts payable and accrued liabilities on the balance sheet.

     b) For the years ended December 31, 2004 and 2003 the Company provided to Glencairn Gold Corporation ("Glencairn"), formerly Black Hawk Mining Inc. ("BHK"), a company that is related through common directorship, logistic and procurement services which enable both companies to reduce costs and negotiate favourable terms for the purchase of materials and supplies.
          For the year ended December 31, 2005, Glencairn was not considered to be a related party due to the change in the composition of the board of directors of Glencairn.
          Transactions for the year ended December 31, 2004, for sale of supplies and charges for administrative services to Glencairn totalled $652,000 (2003 - $574,000). These transactions have been reflected in the statements of operations as cost recoveries and accordingly, are reflected as reductions in either direct operating costs or general and administrative expenses. In addition, the Company did not sell any equipment to Glencairn in 2004 (2003 - $106,000).

          Other accounts receivable at December 31, 2004 included the following amounts due from Glencairn:

          ($000's)                                                 2004
         ---------------------------------------------------------------
         For:
            Supplies                                                315
            Services                                                 18

         ---------------------------------------------------------------
                                                                    333

         These amounts were collected in full in 2005.
         Interest was charged on overdue amounts receivable from BHK at commercial rates during 2004 and 2003.

17.  GUARANTEES

     a) As at December 31, 2005, the Company has an outstanding letter of credit in the amount of $250,000 which is renewable annually and relates to the operating lease at the Nanisivik mine (see note 6(h)). As at December 31, 2004, the Company had outstanding letters of credit totaling $2,965,000, of which, $2,715,000 was for security deposits for rehabilitation and restoration expenses and $250,000 was for the operating lease at the Nanisivik mine.

     b) In consideration for the receipt of an indemnity fee of $1,141,000 from Wilshire Financial Services Inc. ("Wilshire") related to the Second Agreement (note 10(a)), the Company has indemnified and holds harmless Wilshire from and against any and all losses based upon, arising out of, or otherwise in connection with or as a result of any claims relating to a breach or default by the Company under the Agreement. As at December 31, 2005, the maximum liability was $50,500,000. The indemnity fee of $1,141,000 was deferred and amortized on a straight-line basis over the term of the agreement.

     c) In consideration for the receipt of an indemnity fee of $564,000 from Wilshire related to the Agreement (note 10(b)), the Company has indemnified and holds harmless Wilshire from and against any and all losses based upon, arising out of, or otherwise in connection with or as a result of any claims relating to a breach or default by the Company under the Agreement. As at December 31, 2005, the maximum liability was $11,785,000. The indemnity fee of $564,000 was deferred and amortized on a straight-line basis over the term of the agreement.

18.  RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

          The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Cdn. GAAP") which are different in some respects from those applicable in the United States of America ("U.S. GAAP") and from practices prescribed by the United States Securities and Exchange Commission.

          Variations between balance sheet items and statements of operations items as shown in the consolidated financial statements under Cdn. GAAP and the amounts determined using U.S. GAAP are as follows:

CONSOLIDATED BALANCE SHEETS

                                Mineral                                                                       Accounts
                              Properties                                                                     Payable and
(Expressed in thousands           and       Cash and Cash  Short-term   Long-term    Restricted  Intagible     Accrued
of Canadian dollars)          Fixed Assets   Equivalents   Investments  Investments     Cash       Assets    Liabilities
---------------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2005
As shown in the consolidated
  financial statements under
  Cdn. GAAP                       $165,168       $18,749      $2,523       $5,615      $ 3,929        $ -       $32,797
 Shares issued to promoters
  or shareholders in
  exchange (a)                        (735)
Adjustment relating to
  stock-based compensation (l)
Adjustment relating to
  stock-based compensation
  to non-employee
Adjustment relating to
  stock-based compensation
  to senior officer
Adjustment relating to
  write-down of
El Toqui mine (b)                   (1,458)
Adjustment relating to
  exploration expenditures
  (c)                               (7,602)
Adjustment relating to
  unrealized gains on
  short-term investments (e)                                     203
Adjustment relating to
  fair value on long-term
  investments (f)                                                            (412)
Adjustment relating to
  flow-through shares (i)                         (7,406)                                7,406                      940
Recognition of  minimum
  pension liability (k)                                                                             1,296
Adjustment to reclassify
  Cumulative Translation
  Adjustment (h)

---------------------------------------------------------------------------------------------------------------------------
According to U.S. GAAP            $155,373       $11,343      $2,726       $5,203      $11,335     $1,296       $33,737
===========================================================================================================================

(Continued)

                                              Accumulated
                                 Employee        Other                                 Cumulative
(Expressed in thousands           Future     Comprehensive              Contributed    Translation    Capital
of Canadian dollars)              Benefits       Income       Deficit     Surplus      Adjustment      Stock
-----------------------------------------------------------------------------------------------------------------

AS AT DECEMBER 31, 2005
As shown in the consolidated
  financial statements under
  Cdn. GAAP                         $5,379            $ -    ($172,928)     $3,300        ($11,699)    $335,512
 Shares issued to promoters
  or shareholders in
  exchange (a)                                                  13,471                                  (14,206)
Adjustment relating to
  stock-based compensation (l)                                     458         (28)                        (430)
Adjustment relating to
  stock-based compensation
  to non-employee                                                  (48)         48
Adjustment relating to
  stock-based compensation
  to senior officer                                               (156)        156
Adjustment relating to
  write-down of
El Toqui mine (b)                                               (1,458)
Adjustment relating to
  exploration expenditures
  (c)                                                           (7,602)
Adjustment relating to
  unrealized gains on
  short-term investments (e)                          203
Adjustment relating to
  fair value on long-term
  investments (f)                                                 (412)
Adjustment relating to
  flow-through shares (i)                                          142                                   (1,082)
Recognition of  minimum
  pension liability (k)              7,114         (5,818)
Adjustment to reclassify
  Cumulative Translation
  Adjustment (h)                                  (11,699)                                  11,699

-----------------------------------------------------------------------------------------------------------------
According to U.S. GAAP             $12,493       ($17,314)   ($168,533)     $3,476         $     -     $319,794
=================================================================================================================

                                Mineral                                                                       Accounts
                              Properties                                                                     Payable and
(Expressed in thousands           and       Cash and Cash  Short-term   Long-term    Restricted  Intagible     Accrued
of Canadian dollars)          Fixed Assets   Equivalents   Investments  Investments     Cash       Assets    Liabilities
---------------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2004
As shown in the consolidated
   financial statements
   under Cdn. GAAP               $153,073       $12,667       $2,633       $5,615       $3,391    $    -         $35,558
 Shares issued to promoters
   or shareholders in
   exchange (a)                    (1,028)
Adjustment relating to
   stock-based
   compensation (l)
Adjustment relating to
   stock-based compensation
   to non-employee
Adjustment relating to
   stock-based compensation
   to senior officer
Adjustment relating to
   write-down of
El Toqui mine (b)                  (1,862)
Adjustment relating to
   exploration expenditures
   (c)                             (7,595)
Adjustment relating to
   unrealized gains on
   short-term investments
   (e)                                                         1,253
Adjustment relating to
   fair value on long-term
   investments (f)                                                          2,440
Adjustment relating to
   flow-through shares (i)                         (742)                                   742                       142
Recognition of minimum
   pension liability (k)                                                                           1,512
Adjustment to reclassify
   Cumulative Translation
   Adjustment (h)

---------------------------------------------------------------------------------------------------------------------------
According to U.S. GAAP           $142,588       $11,925       $3,886       $8,055       $4,133    $1,512         $35,700
===========================================================================================================================

(Continued)

                                              Accumulated
                                 Employee        Other                                 Cumulative
(Expressed in thousands           Future     Comprehensive              Contributed    Translation    Capital
of Canadian dollars)              Benefits       Income       Deficit     Surplus      Adjustment      Stock
-----------------------------------------------------------------------------------------------------------------

AS AT DECEMBER 31, 2004
As shown in the consolidated
   financial statements
   under Cdn. GAAP                  $6,446          $  -     ($187,667)     $3,120       ($9,009)      $326,403
 Shares issued to promoters
   or shareholders in
   exchange (a)                                                 13,178                   (14,206)
Adjustment relating to
   stock-based
   compensation (l)                                                458        (410)          (48)
Adjustment relating to
   stock-based compensation
   to non-employee                                                 (48)         48
Adjustment relating to
   stock-based compensation
   to senior officer                                              (156)        156
Adjustment relating to
   write-down of
El Toqui mine (b)                                               (1,862)
Adjustment relating to
   exploration expenditures
   (c)                                                          (7,595)
Adjustment relating to
   unrealized gains on
   short-term investments
   (e)                                             1,253
Adjustment relating to
   fair value on long-term
   investments (f)                                               2,440
Adjustment relating to
   flow-through shares (i)                                                   (142)
Recognition of minimum
   pension liability (k)             2,022          (510)
Adjustment to reclassify
   Cumulative Translation
   Adjustment (h)                                 (9,009)                                  9,009

-----------------------------------------------------------------------------------------------------------------
According to U.S. GAAP              $8,468       ($8,266)    ($181,252)    $2,914           $  -       $312,007
=================================================================================================================

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of Canadian dollars, except for per share          2005         2004         2003
information)
----------------------------------------------------------------------------------------------------------
Earnings as shown in the consolidated financial
    statements under Cdn. GAAP                                          $14,739       $2,624         $651
Additional (expense) income:
Cumulative effect of change in accounting principle for ARO (m)               -            -     (11,903)
Adjustment to depletion in connection with shares
    issued to promoters or shareholders (a)                                 293          261          279
Adjustment relating to depreciation and depletion (b)                       404          268          158
Adjustment relating to write-off of exploration expenditures (c)            (7)        (807)        (837)
Adjustment stock-based compensation (l)                                       -            -          274
Adjustment to mark-to-market long-term investment (f)                   (2,852)            -            -
Adjustment to mark-to-market embedded option in long-term                     -        2,348            -
investment (f)
Adjustment  for interest on long-term investment                              -           92            -
Adjustment to reverse write-off of exploration properties under
Cdn. GAAP as these         properties were already expensed under
U.S. GAAP (c)                                                                 -        1,178            -
Adjustment relating to flow-through shares (i)                              142            -            -
==========================================================================================================
Net earnings (loss) under U.S. GAAP                                     $12,719       $5,964     ($11,378)
==========================================================================================================

Basic earnings (loss) per share under U.S. GAAP                           $0.03        $0.02      ($0.05)
Diluted earnings (loss) per share under U.S. GAAP                         $0.03        $0.02      ($0.05)
Effect of U.S. GAAP adjustments on basic earnings (loss) per share       ($0.01)       $0.01      ($0.05)

CONSOLIDATED STATEMENTS OF OPERATIONS PRESENTATION:
     Under U.S. GAAP, the measure "Contribution (Loss) from Mining Activities" is not a recognized term and would therefore not be presented. "Contribution
(Loss) from Mining Activities" when adjusted for the items in the table below is comparable to the terminology "Earnings (Loss) from operations" under U.S. GAAP.
     The following table reconciles "Contribution (Loss) from Mining Activities under Cdn. GAAP" to "Earnings (Loss) from operations under U.S. GAAP"

(Expressed in thousands of Canadian dollars)                          2005            2004           2003
------------------------------------------------------------------------------------------------------------
Contribution (Loss) from Mining Activities under Cdn. GAAP     $     27,955  $       25,729  $      (8,812)
General and administrative                                           (8,666)         (9,559)        (5,087)
Stock-based compensation                                               (809)         (1,253)          (274)
Exploration expense                                                    (535)              -              -
Write-down of mineral properties and fixed assets                      (879)         (1,178)          (279)
Other  non-producing property costs                                  (9,035)         (8,638)        (5,394)
Aggregate adjustments for U.S. GAAP                                  (2,162)          3,340        (12,029)
------------------------------------------------------------------------------------------------------------
Earnings (Loss) from operations under U.S. GAAP                $      5,869  $        8,441  $     (31,875)
============================================================================================================

For U.S. GAAP purposes, the components of non-operating income (loss) are as follows:
(Expressed in thousands of Canadian dollars)                          2005            2004           2003
------------------------------------------------------------------------------------------------------------

Interest and financing                                         $     (1,284) $         (509) $      (3,321)
Investment and other income                                           2,595             843            405
Loss on gold loan                                                    (1,787)              -              -
Foreign exchange gain (loss) on US dollar denominated debt              492            (431)        11,578
Other foreign exchange (loss) gain                                     (294)         (1,809)           206
Adjustment relating to flow-through shares                              142               -              -
------------------------------------------------------------------------------------------------------------
Non-operating income (loss) for U.S. GAAP                      $       (136) $       (1,906) $       8,868
============================================================================================================

                                       25

     The following table reconciles "Net earnings (loss) under U.S. GAAP" to "Comprehensive income (loss) under U.S. GAAP".

  (Expressed in thousands of Canadian dollars)                        2005            2004           2003
  ------------------------------------------------------------------------------------------------------------
    Net Earnings (Loss) under U.S. GAAP                             $12,719          $5,964       ($11,378)
    Change in cumulative translation adjustment account (h)          (2,690)         (5,688)       (17,727)
    Adjustment to recognise minimum pension liability (k)            (5,818)           (510)             -
    Adjustment relating to unrealized gains on short-term
    investments (e)                                                     203           1,253              18
  ------------------------------------------------------------------------------------------------------------
    Comprehensive income (loss) under U.S. GAAP                      $4,414          $1,019        ($29,087)
  ============================================================================================================

     There are no differences in cash flows provided from operating activities, financing activities and investing activities as presented in the statements of cash flows under Cdn. and U.S. GAAP except that, under U.S. GAAP the determination of cash provided from operating activities would reflect the net earnings (loss) under U.S. GAAP (as opposed to Cdn. GAAP) with appropriate adjustments to non-cash items and non-cash working capital items with respect to adjustments disclosed in the balance sheet and statement of operations schedules above to arrive at the same cash flow from operating activities amount under both Cdn. and U.S. GAAP. Also, the sub-total within the caption "Cash provided from (Used for) operating activities" under "Operating Activities" is not permitted; therefore the reader should disregard the sub-total of $32,799,000, $35,420,000 and $13,445,000 for 2005, 2004, and 2003, respectively for U.S. GAAP purposes. As well, changes in restricted cash would be shown as an investing activity rather than a financing activity.

DIFFERENCES BETWEEN CDN. GAAP AND U.S. GAAP

a) Transfer of Non-monetary Assets from Promoters or Shareholders in Exchange for Shares
     Under Cdn. GAAP, non-monetary assets acquired in exchange for common shares of the Company should be valued at the fair value of the consideration given, unless the fair value of the consideration given is not clearly evident, in which case the acquisition should be accounted for at the fair value of the net assets acquired.
     The Securities and Exchange Commission's interpretative response to U.S. Accounting Principles Board Opinion No. 29 requires that non-monetary assets transferred from promoters or shareholders in exchange for common shares of the Company be recorded at the transferor's historical cost.

b)   Write-down of Mineral Properties and Fixed Assets
     Following an evaluation of the Company's mineral properties and fixed assets on the basis set out in Note 1 of the Company's 2005 consolidated financial statements, the Company determined that no write-down was required in 2005, 2004 and 2003 as a result of applying SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets". In 2002, differences in the amount of write-down arose, reflecting the requirement under U.S. GAAP to discount future cash flows from impaired properties to measure impairment. Under Cdn. GAAP at the time, future cash flows from properties were not discounted in determining the magnitude of any impairment. As a consequence of the difference in impairment write-downs, under U.S. GAAP, depreciation and depletion would be reduced in 2005 by $404,000 ($268,000 in 2004, and $158,000 in 2003).

c)   Exploration Expenditures
     Under Cdn. GAAP, the Company defers certain exploration expenditures. When the properties are brought into commercial production, the deferred costs are amortized on the unit-of-production basis. If the properties are abandoned, the deferred expenditures are expensed at that time. The Securities and Exchange Commission published interpretations with respect to the extractive industry and has stated that under U.S. GAAP exploration expenditures during the exploration stage prior to determination of the existence of commercially mineable ore bodies are required to be expensed as incurred. Under U.S. GAAP, the Company expenses exploration costs of non-producing properties as incurred.

d)   Comprehensive Income (Loss)
     Under SFAS No. 130, "Reporting Comprehensive Income", all components of comprehensive income (loss) are to be reported in the period in which they are recognized. It requires that an entity classify items of other comprehensive income by their nature in a financial statement and disclose the accumulated balance of other comprehensive income separately from retained earnings (deficit) and additional paid in capital.

e)   Short-term Investments

     Under Cdn. GAAP, short-term investments are recorded at the lower of cost and quoted market value. Under U.S. GAAP, unrealized gains (losses) on short-term investments classified as available for sale securities are recorded in other comprehensive income, until realized.

f)   Long-term Investment

     Long-term investment consists of a non-interest bearing convertible debenture from Taseko Mines Limited, which under Cdn. GAAP, is recorded at cost, net of any impairment in value. Under Cdn. GAAP the Company has not recorded any interest income or unrealized gains (losses) on this investment. Under U.S. GAAP, unrealized holding gains and losses on trading securities are recognized in earnings, in accordance with SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities." In the current year, the Company has recorded a mark-to-market loss on the investment of $2,852,000.

g)   Derivative Instruments and Hedging Activities

     The Company applies Financial Accounting Standards Board ("FASB") Statement No.133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No.138 ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in the fair values or cash flows. SFAS 138 amended certain provisions of SFAS 133 to clarify four areas of implementation.

Under both Cdn. and U.S. GAAP, the Company has marked to market its derivative instruments and the resulting unrealized gains (losses) have been charged to income in the relevant year.

h)   Cumulative Translation Adjustment Account

     Under Cdn. GAAP, the unrealized translation gains and losses on the Company's net investment in self-sustaining operations translated using the current rate method accumulate in a separate component of shareholders' equity described as "Cumulative translation adjustment" on the consolidated balance sheet. Under U.S. GAAP, such unrealized foreign exchange gains and losses would not accumulate in a separate component of shareholders' equity but rather as an adjustment to other comprehensive income.

i)   Flow-through Shares

     Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and provide the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with Cdn. GAAP. At the time of issue, the funds received are recorded as share capital. When the company renounces its rights to the related tax deductions, the resulting future income tax liability ("FITL") is debited to share capital, and any related decrease of the valuation allowance against future income tax assets would be credited to income. Prior to 2004, Canadian GAAP did not require the FITL to be charged to share capital. For U.S. GAAP, the premium paid in excess of the market value of $940,000 (2004 - $Nil, 2003 - $142,000) is credited to accounts payable and accrued liabilities and will be included in income when the company renounces the deductions and the related FITL is charged to income. Qualifying expenditures were incurred in 2005 of $417,000 (2004 - $742,000, 2003 - $Nil) relating to the 2003 flow-through shares and the premium of $142,000 was brought into income in 2005. The flow-through fund, which is equivalent to the total unexpended proceeds of $7,406,000 (2004 - $742,000, 2003
- $742,000), and is considered to be restricted and is not considered to be cash or cash equivalents under U.S. GAAP.

j)   Accounts Payable and Accrued Liabilities

     Included in accounts payable and accrued liabilities are amounts for accounts payable and accrued expenses, respectively, as follows:

($000's)                                                     2005        2004
--------------------------------------------------------------------------------
Accounts payable                                          $16,266     $24,946
Payroll and severance accrual                               8,129       4,931
Utilities cost accrual                                        632         873
Management fees accrual                                       500         500
Mark-to-market of metal forward sale and call options       3,552         315
Capital lease - current portion                               657         375
Capital tax accrual                                           144         130
Premium paid on flow-through shares                           940         142
Other accruals                                              2,917       3,488
--------------------------------------------------------------------------------
                                                          $33,737     $35,700

k)   Minimum Pension Liability

     Under U.S. GAAP, if the accumulated pension plan benefit obligation which is the same as the accrued benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to Other Comprehensive Income. Cdn. GAAP does not require the Company to record a minimum pension liability and does not have the concept of Other Comprehensive Income. In 2005, the Company recorded a minimum pension liability of $7,114,000 (2004 - $2,022,000), an unrecognized prior service cost of $1,296,000 (2004 - $1,512,000), classified as "Intangible Asset" on the U.S. GAAP balance sheet, and a loss charged to Other Comprehensive Income of $5,818,000 (2004 - $510,000).

l)   Stock Based Compensation

     Under both Cdn. GAAP and U.S. GAAP, effective January 1, 2004, the Company recorded an expense for employee stock-based compensation using the fair value based method in accordance with the transitional provisions of Section 3870 and SFAS 123 as amended by SFAS 148. As a result of applying the modified prospective method for U.S. GAAP the stock-based compensation recognized under Cdn. GAAP for 2003 and 2002 has been reversed against contributed surplus and capital stock as, under US GAAP, recognition is not required for options granted before January 1, 2004.

     The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized over the stock option vesting period.

     Under U.S. GAAP, options granted to non-employees would be fair valued and accounted as compensation expense. Under present Cdn. GAAP, effective January 1, 2002, options can be valued under either the intrinsic value method or the fair value method. In accordance with Cdn. GAAP in effect prior to January 1, 2002, the Company did not recognize compensation expense for options granted to non-employees. For purposes of determining compensation expense under U.S. GAAP, the fair value of each option grant has been estimated on the balance sheet date using Black-Scholes option-pricing model with assumptions of a 1.58 year expected life, risk free interest rate of 5.25%, an expected volatility of 136% and a dividend yield of 0%.

     During 2001 as part of an employment agreement with a former senior personnel, the Company had granted stock options to this individual, which fully vested on the date of the grant.

     Under Cdn. GAAP, the Company has accounted for the options in accordance with the Company's Accounting Policy for stock options. Under U.S. GAAP the direct award of stock would be accounted for at the fair value of the stock on the date of the award. The fair value of each option grant is estimated on the balance sheet date using Black-Scholes option-pricing model with assumptions of a 3-year expected life, risk free interest rate of 5.25%, an expected volatility of 136% and a dividend yield of 0%.

m)   Asset Retirement Obligations

     Effective January 1, 2004, under Cdn. GAAP the Company adopted Section 3110, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations associated with tangible long-lived assets be recognized in the period in which they are incurred. This Section harmonizes Cdn. GAAP with U.S. GAAP (SFAS 143) for the accounting for asset retirement obligations. There are no GAAP differences between Cdn. GAAP and U.S. GAAP related to the accounting for asset retirement obligations on a prospective basis. Under Section 3110, the transition provisions required the prior year comparatives to be restated. However, U.S. GAAP required a cumulative effect of accounting change to be recorded in the period of adoption for SFAS 143, which was recorded by the Company for the year ended December 31, 2003. The restatements under Cdn. GAAP have been reversed in 2002 and a cumulative adjustment has been recorded in 2003 under U.S. GAAP.

n)   Variable Interest Entities

     In December 2003, the FASB issued FIN 46R, which provides guidance on the identification and reporting for entities over which control is achieved through means other than voting rights. FIN 46R defines such entities as variable interest entities ("VIEs"). Application of this revised interpretation was required in financial statements for companies that have interests in VIEs or potential VIEs for periods ending after December 15, 2003. Application for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of this accounting standard did not have a material impact on the financial statements of the Company.

p)   Recent Accounting Pronouncements

     U.S. STANDARDS

     In December 2004, the FASB issued SFAS 153, "Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. Early adoption is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" ("FIN 47"), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 was adopted by the Company during the year. The adoption of this standard did not have a material effect on the Company's results of operations, financial position or cash flows.

     The Financial Accounting Standards Board (FASB) has issued FASB Statement No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 will improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of Statement 151 should be applied prospectively. The Company does not expect the standard will have any impact on its financial statements.

     In December 2004, the FASB issued SFAS No. 123 (Revised 2004), "Share-Based Payments" ("SFAS 123R"), which requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. SFAS 123R also modifies certain measurement and expense recognition provisions of SFAS 123, that will impact the Company, including the requirement to estimate employee forfeitures each period when recognizing compensation expense, and requiring that the initial and subsequent measurement of the cost of liability-based awards each period be based on the fair value (instead of the intrinsic value) of the award. This statement is effective for the Company as of January 1, 2006. SAB 107, "Share Based Payment" ("SAB 107") was issued by the SEC in March 2005, and provides supplemental SFAS 123R application guidance based on the views of the SEC. As described in "Accounting Changes" above, the Company is expensing stock-based compensation using the fair value method prospectively for all awards granted or modified on or after January 1, 2002 for Canadian GAAP, which is similar to SFAS 123R. This change is not expected to have a material impact on the calculated compensation expense and as a result, the adoption of SFAS No. 123R is not expected to have an impact on the Company's results of operations and financial condition.

     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), which relates to the accounting for and reporting of a change in accounting principles and applies to all voluntary changes in accounting principles. The reporting of corrections of an error by restating previously issued financial statements is also addressed by this statement. SFAS 154 applies to pronouncements in the event they do not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 requires retroactive application to prior periods' financial statements of changes in accounting principle, unless the period specific effects or cumulative effects of an accounting change are impracticable to determine, in which case the new accounting principle is required to be applied to the assets and liabilities as of the earliest period practicable, with a corresponding adjustment made to opening retained earnings. Prior to SFAS 154, most accounting changes were recorded effective at the beginning of the year of change, with the cumulative effect at the beginning of the year of change recorded as a charge or credit to earnings in the period a change was adopted. SFAS 154 will be effective on accounting changes and corrections of errors beginning in 2006. SFAS does not change the transition provisions of any existing accounting pronouncements, including those that are in the transition phase as of the effective date of SFAS 154.

     CANADIAN STANDARDS

     The terms "proven and probable reserves", "development" and "production" have the same meaning under both U.S. and Cdn. GAAP. In addition, mining related costs are only capitalized after proven and probable reserves have been designated under both U.S. and Cdn. GAAP.

19.  CONTINGENCIES AND COMMITMENTS

     CONTINGENCIES

     a) On October 10, 2002, the Nunavut Water Board ("NWB") issued to CanZinco Ltd. ("Canzinco"), a wholly-owned subsidiary of the Company a renewal of its water license, for a period of 5.5 years commencing on October 1, 2002. One of the conditions contained in the water license renewal was a requirement that the Company guarantee the financial security required by the license. The NWB established that the amount of security required by the license was $17,600,000. Of that amount $5,000,000 had been previously posted in the form of indemnity bonds pursuant to the expired water license. The issue of the outstanding balance of $12,600,000 was to have been addressed by the Company within 30 days of the issuance of the water license.

        In February 2003, the Company delivered to the Department of Indian Affairs and Northern Development ("DIAND"), the federal government agency responsible for the administration of financial security matters related to any water license issued by the NWB, an unsecured promissory note in the amount of $1,000,000 in order to satisfy the full requirement for financial security set out in the expired water license. On July 31, 2003, the indemnity bond in place in the amount of $5,000,000 to satisfy the previous water license expired, and it too was replace by an unsecured promissory note issued by the Company. These two unsecured promissory notes, taken in concert, satisfied the full requirement for financial security set out in the previous water license.

        Following the issuance of the new water license in October 2002, protracted discussions were held with DIAND regarding the form of security to be adopted to satisfy the financial security requirements of the new water license. Those discussions culminated in March 2005, when another unsecured promissory note was issued by the Company in the amount of $11,600,000 to satisfy the balance of the financial security requirement. With that transaction, the full amount of the financial security required, being $17,600,000, has been satisfied using unsecured promissory notes.

     b) In 2003, Kalwea Financial Corp., BVI ("Kalwea") commenced an action against the Company and CanZinco, for damages in the amount of $560,000 plus additional annual minimum royalty payments of $70,000 each quarter on October 1, January 1, April 1, and July 1, sequentially. Kalwea also claims a transfer of certain mining claims in Restigouche County, New Brunswick. The Company and CanZinco have filed a statement of defense and have counterclaimed for damages in the amount of $840,000 for overpayment of royalties. Kalwea alleges that it is a secured creditor of Marshall Minerals Corp. ("Marshall"), a company with which CanZinco has a royalty agreement arising from the purchase of mining claims in 1995. The Company and CanZinco are of the opinion that Kalwea's claims are without merit. This action was mediated on March 23, 2004, but the parties did not reach a definitive resolution. While the Company has preserved its legal rights, it continues to negotiate the terms of settlement with the plaintiff.

     c) Taseko Mines Limited ("Taseko"), the parent of Gibraltar Mines Ltd. ("Gibraltar"), has notified Boliden Westmin (Canada) Limited ("BWCL") (now NVI Mining, ("NVI"), a wholly owned subsidiary of the Company) in 2001 about indemnification claims made by Gibraltar pursuant to the purchase agreement entered into in 1999, whereby Gibraltar acquired certain assets from BWCL on July 21, 1999. The claims are (a) latent tax liabilities estimated to be $3,750,000 relating to the environmental reclamation deposit that was transferred to Gibraltar as a result of the purchase agreement; (b) potential tax liabilities with respect to an employee severance trust, which is in excess of $500,000. If this claim is successful, it exposes NVI to further direct liabilities which have not been quantified; and (c) a claim for tax loss deductions in the amount of $54,000,000 as a result of delays in signing a mineral exploration cumulative expenditure account. The Company believes, based on correspondence between Taseko and BWCL, that this claim may no longer be outstanding. No legal proceedings have been commenced with respect to any of these claims.

        The Alberta Energy Utilities Board has notified BWCL, now NVI, that it is required to post $280,000 as security for reclamation of a number of closed gas wells in Alberta. The notice is pursuant to the Licensee Liability Rating Program of the Alberta Energy and Utilities Board. NVI must also address non-compliance issues such as removal of vegetation. The Company believes that this estimated figure might be higher than required because some prior remediation work was carried out in 2000 by the predecessor company. No legal proceedings have been commenced with respect to this matter.

        NVI is involved in certain other legal actions. It is the opinion of the Company that these legal matters will be resolved without a material effect on the Company's financial position or results of operations.

     e) Tusk Energy Inc, Acanthus Resources Ltd., Bounty Developments Ltd., Cabre Exploration Ltd., Sunoma Energy Corp. and Trans World Oil & Gas Ltd. have filed a claim against multiple defendants including, Nanisivik Mines Ltd. ("Nanisivik"), a subsidiary of CanZinco, AEC West Ltd., Gulf Canada Resources Limited, et al. The claim arises from ownership or ownership interest of the Plaintiffs and Defendants in oil and gas producing properties in the Meekwap area of Alberta. It is alleged that Gulf Canada was responsible for measurement and processing of the plaintiffs' gas and natural gas liquids and failed to accurately measure and account for the plaintiffs' contributions from January 1990 to June, 1996, thereby resulting in allocations to all other defendants, including Nanisivik, in excess of their proper share and therefore have been unjustly enriched. The total claim against all defendants is approximately $6,000,000. It is not possible at this time to assess what portion, if any, of the misallocations, were actually received by Nanisivik. The action is subject to a standstill agreement, which expired on March 31, 2005. The plaintiffs are determining if they intend to pursue the action further.

     f) The Company is also involved in other legal proceedings and claims, which arise in the ordinary course of its business. The Company believes these claims are without merit and is vigorously defending them. In the opinion of the management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

     g) The Company's mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

20.  LEASE COMMITMENTS

     The Company is committed to operating leases for business premises and equipment as follows:

     ($000's)
     ----------------------------------------------------
     2006                                            979
     2007                                            698
     2008                                            590
     2009                                            399
     2010                                            354
     2011 and thereafter                              29

     The following is a schedule of future minimum lease payments under the capital lease expiring September 27, 2010 together with the balance of the obligation under capital lease.

     ($000's)
     -----------------------------------------------------------------------
     2006                                                              725
     2007                                                              542
     2008                                                              303
     2009                                                              146
     2010                                                              109
     -----------------------------------------------------------------------
     Total minimum lease payments                                    1,825
        Less: amount representing interest at
        rates ranging from 5.9% -9.0%                                 (183)
     -----------------------------------------------------------------------
     Balance of the obligation                                       1,642

SEGMENT INFORMATION

     The Company operates in the mining industry. Operations in the Americas and Tunisia include the production and sale of zinc, lead and copper concentrates which also contain silver and gold.

     The accounting policies adopted by these segments are the same as those described in the Summary of Significant Accounting Policies (see note 1).

     As the products and services in each of the reportable segments, except for corporate activities, are essentially the same, the reportable segments have been determined at the level where decisions are made on the allocation of resources and capital, and where internal financial statements are available.


SEGMENT INFORMATION

For the Year Ended December 31, 2005
($000's)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Corporate  Consoli-
Geographic location         Latin America                           Canada                             Tunisia  and Other   dated
------------------------------------------------------------------------------------------------------------------------------------
                         El       El                                 Myra   Bouchard
                       Mochito   Toqui           Nanisivik  Caribou  Falls  -Hebert  Langlois          Bougrine
Operating Segment       Mine     Mine    Total     Mine      Mine    Mine     Mine     Mine    Total     Mine
------------------------------------------------------------------------------------------------------------------------------------
Gross sales revenue    85,418   49,634   135,052        -       -   113,725   25,129       -   138,854   41,976  (2,917)    312,965
Treatment and
  marketing costs     (29,439) (18,989)  (48,428)       -       -   (34,674)  (6,853)      -   (41,527) (15,436)      -    (105,391)
                      --------------------------------------------------------------------------------------------------------------
Net revenue            55,979   30,645    86,624        -       -    79,051   18,276       -    97,327   26,436  (2,917)    207,574
Direct operating
  costs               (29,814) (22,197)  (52,011)       -       -   (67,125) (10,334)      -   (77,459) (14,827)      -    (144,297)
Depreciation and
  depletion            (5,711)  (4,308)  (10,109)       -       -    (8,135)  (1,000)      -    (9,135)  (3,895)   (180)    (23,229)
Reclamation and
  closure costs          (648)    (295)     (943)  (8,578)   (394)   (1,371)    (283)    (92)  (10,718)    (432)      -     (12,093)
                      --------------------------------------------------------------------------------------------------------------
Contribution (loss)
  from mining
  activities           19,806    3,845    23,651   (8,578)   (394)    2,420    6,659     (92)       15    7,386  (3,097)     27,955
General and
  administrative            -        -         -        -       -         -        -       -         -        -  (8,666)     (8,666)
Stock-based
  compensation              -        -         -        -       -         -        -       -         -        -    (809)       (809)
Interest and
  financing                 -        -         -        -       -         -        -       -         -        -  (1,284)     (1,284)
Investment and other
  income                    -        -         -        -       -         -        -       -         -        -   2,595       2,595
Loss on remeasurement
  of gold loan              -        -         -        -       -    (1,787)       -       -    (1,787)       -       -      (1,787)
Foreign exchange
  gain on US dollar
  denominated debt          -        -         -        -       -         -        -       -         -        -     492         492
Other foreign
  exchange loss             -        -         -        -       -         -        -       -         -        -    (294)       (294)
Exploration costs           -        -         -        -       -         -     (535)      -      (535)       -       -        (535)
Write-down of mineral
  properties and
  fixed assets           (187)       -      (187)    (692)      -         -        -       -      (692)       -       -        (879)
Other non-producing
property costs              -        -         -   (2,526) (1,813)        -   (3,468)   (466)   (8,273)    (778)     16      (9,035)
Income and mining
  (taxes) recovery      5,453    1,003     6,456       72       -      (105)    (248)     27      (254)       -     784       6,986
                      --------------------------------------------------------------------------------------------------------------
Net earnings (loss)    25,072    4,848    29,920  (11,724) (2,207)      528    2,408    (531)  (11,526)   6,608 (10,263)     14,739
                      --------------------------------------------------------------------------------------------------------------

Capital expenditures    8,202    7,095    15,297      (30)      -    17,795      571   5,216    23,552       68      45      38,962
Identifiable assets    37,711   44,684    82,395    3,622   1,227   168,138    4,373  51,990   229,350    6,294  39,118     357,157

Capital expenditures for Myra Falls mine include fixed assets purchased through capital leases of $984,000.

INFORMATION ABOUT MAJOR CUSTOMERS
Of the Company's total consolidated net revenue for the year ended December 31, 2005, revenue from one customer of $37,959,000 originated from the Myra Falls mine, revenue from a second customer of $28,312,000 consisted of $15,162,000 that originated from the El Toqui mine, $6,443,000 that originated from the Bougrine mine and $6,707,000 that originated from the El Mochito mine, revenue from a third customer of $27,591,000 consisted of $18,088,000 that originated from the El Mochito mine, $3,312,000 that originated from the Bougrine mine, $3,239,000 that originated from the El Toqui mine and $2,952,000 that originated from the Myra Falls mine, and revenue from a fourth customer of $24,390,000 consisted of $19,604,000 that originated from the El Mochito mine and $4,786,000 that originated from the Myra Falls mine.


SEGMENT INFORMATION

For  the Year Ended December 31, 2004
($000's)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Corporate  Consoli-
Geographic location         Latin America                           Canada                             Tunisia  and Other   dated
------------------------------------------------------------------------------------------------------------------------------------
                         El       El                                 Myra   Bouchard
                       Mochito   Toqui           Nanisivik  Caribou  Falls  -Hebert  Langlois          Bougrine
Operating Segment       Mine     Mine    Total     Mine      Mine    Mine     Mine     Mine    Total     Mine
------------------------------------------------------------------------------------------------------------------------------------
Gross sales revenue    62,005   38,670   100,675        -       -    18,012   88,112       -   106,124   33,449      51     240,299
Treatment and
  marketing costs     (21,547) (15,463)  (37,010)       -       -    (6,262) (25,937)      -   (32,199) (12,647)      -     (81,856)
                      --------------------------------------------------------------------------------------------------------------
Net revenue            40,458   23,207    63,665        -       -    11,750   62,175       -    73,925   20,802      51     158,443
Direct operating
  costs               (25,684) (13,589)  (39,273)       -       -   (13,007) (32,034)      -   (45,041) (17,608)      -    (101,922)
Depreciation and
  depletion            (3,599)  (3,161)   (6,760)       -       -    (3,290)  (7,255)      -   (10,545)  (7,716)   (875)    (25,896)
Reclamation and
  closure costs          (605)    (294)     (899)    (715)   (365)     (542)  (1,625)    (86)   (3,333)    (664)      -      (4,896)
                      --------------------------------------------------------------------------------------------------------------
Contribution (loss)
  from mining
  activities           10,570    6,163    16,733     (715)   (365)   (5,089)  21,261     (86)   15,006   (5,186)   (824)     25,729
General and
  administrative            -        -         -        -       -         -        -       -         -        -  (9,559)     (9,559)
Stock-based
  compensation              -        -         -        -       -         -        -       -         -        -  (1,253)     (1,253)
Interest and
  financing                 -        -         -        -       -         -        -       -         -        -    (509)       (509)
Investment and
  other income              -        -         -        -       -         -        -       -         -        -     843         843
Foreign exchange
  loss on US dollar
  denominated debt          -        -         -        -       -         -        -       -         -        -    (431)       (431)
Other foreign
  exchange loss             -        -         -        -       -         -        -       -         -        -  (1,809)     (1,809)
Write-down of
  mineral properties
  and fixed assets          -        -         -        -       -         -        -       -         -        -  (1,178)     (1,178)
Other non-producing
  property costs            -        -         -   (6,834) (1,641)        -        -    (108)   (8,583)       -     (55)     (8,638)
Income and mining
  (taxes) recovery        (91)       -       (91)       -       -         -   (1,234)     11    (1,223)       -     743        (571)
                      --------------------------------------------------------------------------------------------------------------
Net earnings (loss)    10,479    6,163    16,642   (7,549) (2,006)   (5,089)  20,027    (183)    5,200   (5,186)(14,030)      2,624
                      --------------------------------------------------------------------------------------------------------------

Capital expenditures    6,762   10,981    17,743     (200)      -     3,997    1,219   4,008     9,024      428     494      27,689
Identifiable assets    38,165   43,756    81,921    6,954   1,210    97,825   14,351  46,189   166,529   16,320  22,704     287,474

INFORMATION ABOUT MAJOR CUSTOMERS
Of the Company's total consolidated net revenue for the year ended December 31, 2004, revenue from one customer of $53,966,000 was generated from the Bouchard-Hebert mine and revenue from a another customer of $23,307,000 consisted of $13,290,000 that was generated from the El Mochito Mine, $5,099,000 that was generated from the El Toqui Mine, $3,099,000 that was generated from the Myra Falls mine and $1,819,000 that was generated from the Bougrine mine.

SEGMENT INFORMATION

For  the Year  Ended  December 31, 2003
($000's)
(Restated - note 1)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                        Corporate  Consoli-
Geographic location         Latin America                           Canada                     Tunisia  and Other   dated
-----------------------------------------------------------------------------------------------------------------------------
                         El       El                                Bouchard
                       Mochito   Toqui           Nanisivik  Caribou -Hebert  Langlois          Bougrine
Operating Segment       Mine     Mine    Total     Mine      Mine     Mine     Mine    Total     Mine
-----------------------------------------------------------------------------------------------------------------------------
Gross revenue          53,940   34,290    88,230   11,454       -    75,677        -  87,131    33,350   (1,120)    207,591
Treatment and
  marketing costs     (21,352) (16,896)  (38,248)  (5,794)      -   (26,391)       - (32,185)  (13,148)             (83,581)
                      -------------------------------------------------------------------------------------------------------
Net revenue            32,588   17,394    49,982    5,660       -    49,286        -  54,946    20,202   (1,120)    124,010
Direct operating
  costs               (23,951) (16,594)  (40,545)  (5,860)      -   (38,918)       - (44,778)  (17,916)       -    (103,239)
Depreciation and
  depletion            (4,025)  (2,220)   (6,245)       -       -   (10,725)       - (10,725)   (8,595)    (399)    (25,964)
Reclamation and
  closure costs         (680)     (293)     (973)    (667)   (338)   (1,251)       -  (2,256)     (390)       -      (3,619)
                      -------------------------------------------------------------------------------------------------------
(Loss) contribution
  from mining
  activities            3,932   (1,713)    2,219     (867)   (338)   (1,608)       -  (2,813)   (6,699)  (1,519)     (8,812)
General and
  administrative            -        -         -        -       -         -        -       -         -   (5,087)     (5,087)
Stock-based
  compensation              -        -         -        -       -         -        -       -         -     (274)       (274)
Interest and
  financing                 -        -         -        -       -         -        -       -         -   (3,321)     (3,321)
Investment and
  other income              -        -         -        -       -         -        -       -         -      405         405
Foreign exchange
  gain on US dollar
  denominated debt          -        -         -        -       -         -        -       -         -   11,578      11,578
Other foreign
  exchange gain             -        -         -        -       -         -        -       -         -      206         206
Write-down of mineral
  properties and
  fixed assets           (279)       -      (279)       -       -         -        -       -         -        -        (279)
Other non-producing
  property income
  (costs)                   -        -         -   (3,386) (1,521)        -     (83)  (4,990)        -   10,384       5,394
Income and mining
  taxes (recovery)        (83)       -       (83)       -       -      (141)       5    (136)      145      915         841
Net earnings (loss)     3,570   (1,713)    1,857   (4,253) (1,859)   (1,749)     (78) (7,939)   (6,554)  13,287         651

Capital expenditures    2,586    5,748     8,334      (36)      -        27    1,659   1,650       606       31      10,621
Identifiable assets    35,332   35,111    70,443    7,266   1,499    22,117   42,268  73,150    24,974   11,026     179,593

INFORMATION ABOUT MAJOR CUSTOMERS
Of the Company's total consolidated net revenue for the year ended December 31, 2003, revenue from one customer of $48,795,000 originated from the Bouchard-Hebert Mine, and revenue from another customer of $15,126,000 consisted of $7,719,000 that originated from the Bougrine mine and $7,407,000 that originated from the El Toqui mine.

22.  ANALYSIS OF CHANGES IN NON-CASH WORKING CAPITAL ITEMS

    ($000's)
                                                        -------------------------------------------
                                                               2005          2004          2003
                                                        -------------------------------------------
    Accounts receivable - concentrate                         3,161           583         8,376
    Other receivables                                        (2,881)         (282)        1,271
    Concentrate inventory                                     8,590       (31,784)          708
    Materials and supplies inventory                          2,049         2,251         1,833
    Short-term investments                                      961            30            20
    Prepaid expenses and other current assets                 1,308           752          (165)
    Provisional payments for concentrate inventory
    shipped and not priced                                   (8,220)       21,779        (6,105)
    Accounts payable and accrued liabilities                 (2,205)        1,437        (2,630)
    Income and mining taxes payable                            (277)          189          (129)

                                                        -------------------------------------------
                                                              2,486       ($5,045)        3,179
                                                        -------------------------------------------

23.  EARNINGS PER SHARE
          Basic Earnings per Share ("EPS") has been calculated using the weighted-average number of shares outstanding during the year. The diluted EPS gives effect to the exercise of all outstanding options and warrants. Diluted earnings per common share data is not presented in 2003, as the exercise of options would not have been dilutive in the year.
          The calculation of diluted earnings per share has been computed using the treasury stock method which assumes that options and warrants with an exercise price lower than the average quoted market price were exercised at the later of the beginning of the period, or time of issue. In applying the treasury stock method, options and warrants with an exercise price greater than the average quoted market price of the Common Shares are not included in the calculation of diluted earnings per share as the effect is anti-dilutive. The average quoted market price of the Common Shares during 2005 was $0.48 (2004 - $0.53, 2003 - $0.32).

                                                                                2005          2004        2003
     ----------------------------------------------------------------------------------------------------------
     Earnings per share                                                        $0.04         $0.01       $0.00
     Diluted earnings per share                                                $0.04         $0.01         N/A

     Basic weighted-average number of shares outstanding (000's)             369,190       353,508     211,411
     Incremental  shares on assumed exercise of options and
       warrants (000's)                                                       20,300        23,292      10,259
     ----------------------------------------------------------------------------------------------------------
     Weighted-average number of Common Shares used for diluted
       earnings per share (000's)                                            389,490       376,800     221,670
     ----------------------------------------------------------------------------------------------------------

24.  SUBSEQUENT EVENT

          On January 31, 2006, the Company completed negotiations for a loan facility of US$12,000,000 (the "Facility") from Standard Bank PLC, an English and Welsh bank. The Facility bears an interest rate of LIBOR plus 2.0% per annum and has been secured by, and will be repaid from, deliveries of concentrate to a customer between January 31, 2006 and July 31, 2007.
          The funds were used to satisfy certain obligations to the government of British Columbia in connection with environmental security requirements for the Myra Falls mine.